UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

SCHEDULE 14A

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Securities Exchange Act of 1934

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VAALCO ENERGY, INC.

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VAALCO ENERGY, INC.

9800 Richmond Avenue, Suite 700

Houston, Texas 77042

Dear Fellow Stockholders:

This past year was a difficult one for the energy industry. We saw oil prices adversely impacted by the global COVID-19 pandemic as well as supply and demand imbalances. While we took significant measures to protect our people during the pandemic, we were able to continue to operate efficiently and effectively throughout 2020. Our operational excellence and the highly successful 2019/2020 drilling campaign allowed us to significantly increase our production volumes. In fact, we increased production 40% year over year when comparing full year 2020 average production of 4,853 net BOPD with our 2019 average of 3,476 net BOPD. This increase provided financial flexibility and gave us the ability to capture value through a very accretive acquisition opportunity that arose in 2020. We agreed to purchase Sasol’s 27.8% working interest in Etame in November 2020 and closed the transaction in February 2021 with cash on hand. Since we already operate the asset, we expect minimal increase in G&A expense, there is no integration needed and we will immediately benefit from the acquisition. With the additional production that the transaction brings us, along with the strong recovery in oil pricing, we are projecting significant free cash flow generation in 2021 and believe that VAALCO can sustainably develop our robust asset base.

VAALCO has always focused on safe and environmentally responsible operations and has a long track record of success producing oil in West Africa. In 2020, our Board’s Nominating and Corporate Governance Committee amended its charter to include the oversight of the Company’s policies and programs on issues of social responsibility and environmental sustainability. Our Board has empowered our management team to create a working environment that assures our success as a trusted operator, a generous partner to the communities where we operate, and good stewards to the environment. In 2020, we created a committee comprised of the VAALCO executive team and a cross section of employees from across the Company that is charged with the responsibility of monitoring adherence to our ESG standards and formally communicating findings on an ongoing basis to our Board. Our 2020 ESG report is being released later this year and will be posted to our website.

The Company’s stated goal is to continue to be one of the leading independent exploration and production companies in West Africa, with a strategy of achieving significant stockholder returns by maximizing the value of, and free cash flow from, its existing resources, coupled with highly accretive inorganic growth opportunities. As recently announced, effective April 19, 2021, the Board of Directors appointed George Maxwell as Chief Executive Officer. The Board of Directors believes that Mr. Maxwell’s recent achievement of founding, building, and selling a successful African energy company, as well as his significant experience serving in executive leadership positions, a proven track record in M&A and strong ties to the European, American and African capital market communities will complement and accelerate the Company’s ability to achieve its strategic goals. We thank Cary Bounds, our former Chief Executive Officer and Chief Operating Officer, for his dedication and valued years of service to VAALCO and wish him the best in the next phase of his career.

We know that this past year was challenging for many and we are grateful for your continued support.

The Board of Directors remains committed to maintaining high standards of ethical conduct and governance. We believe clear communications with investors is crucial and look forward to ongoing engagement on a wide variety of topics.

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Your vote is important. Even if you plan to attend the meeting in person, please follow the instructions provided to you and vote your shares today. This will not prevent you from voting your shares in person if you are able to attend.

On behalf of your Board of Directors, thank you for your continued support of and interest in our business.

Signed,

The Board of Directors

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VAALCO ENERGY, INC.

9800 Richmond Avenue, Suite 700

Houston, Texas 77042

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of VAALCO Energy, Inc.:

Notice is hereby given that the 2021 Annual Meeting of Stockholders of VAALCO Energy, Inc. (the “Company”) will be held at the Marriott Houston Westchase, 2900 Briarpark Drive, Houston, Texas 77042, on Thursday, June 3, 2021, at 9:00 a.m. Central Time (the “Annual Meeting”). We intend to hold our annual meeting in person. However, we are sensitive to the public health and travel concerns our stockholders may have and recommendations that public health officials may issue in light of the coronavirus (“COVID-19”) situation. We are monitoring COVID-19 developments and the related recommendations and protocols issued by public health authorities and federal, state and local governments.

As a result, we may impose additional procedures or limitations on meeting attendees (beyond those described above) or may decide to hold the meeting in a different location or solely by means of remote communication (i.e., a virtual-only meeting). If we determine that alternative annual meeting arrangements are advisable or required, then we will issue a press release announcing our decision and post additional information on our website at www.VAALCO.com and we encourage you to check this website prior to the meeting if you plan to attend.

The Annual Meeting is being held for the following purposes:

1.	To elect four directors, each for a term of one year;
2.	To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for 2021;
3.	To approve, on an advisory basis, the compensation of our named executive officers;
4.

To approve an amendment to the VAALCO Energy, Inc. 2020 Long Term Incentive Plan (the “2020 LTIP”) to increase the number of shares reserved for issuance pursuant to awards under the 2020 LTIP by 3,750,000 shares; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournments, postponements, or recesses thereof.

These proposals are described in the accompanying proxy materials. You will be able to vote at the Annual Meeting, or any adjournment, postponement or recess thereof, only if you were a stockholder of record at the close of business on April 8, 2021.

We are providing access to our proxy materials over the Internet. To do this, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials, which we refer to in the Proxy Statement as a Notice. The Notice contains instructions on how to access those documents over the Internet, as well as instructions on how to request a paper copy of our proxy materials. We believe that the Notice process will allow us to provide the information you need in a timelier manner and will save the cost of printing and mailing documents to you.

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In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Stockholders who receive future proxy materials by email will save us the cost of printing and mailing documents and will reduce the impact of meetings of stockholders on the environment.  A stockholder’s election to receive proxy materials by email will remain in effect until the stockholder terminates that election.

By Order of the Board of Directors,

Andrew L. Fawthrop
Chair of the Board
Houston, Texas
April 23, 2021

YOUR VOTE IS IMPORTANT!

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF THE STOCKHOLDERS TO BE HELD ON JUNE 3, 2021, AT 9:00 a.m., CENTRAL DAYLIGHT TIME:

The Proxy Statement and our Annual Report for 2020 are available at www.proxyvote.com.

If you have any questions or need assistance voting your shares, please call our proxy solicitor:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 11005

Banks and Brokerage Firms, please call: (212) 269-5550

Stockholders, please call toll free: (888)  564-8149

VAALCO ENERGY, INC. 2021 Proxy Statement |    4

VAALCO ENERGY, INC. 2021 Proxy Statement |    5

VAALCO ENERGY, INC.

9800 Richmond Avenue, Suite 700

Houston, Texas 77042

PROXY STATEMENT

2021 ANNUAL MEETING OF STOCKHOLDERS

We are providing you these proxy materials in connection with the solicitation of proxies by our Board of Directors (the “Board of Directors” or the “Board”) to be voted at our 2021 Annual Meeting of Stockholders (our “Annual Meeting”), and at any postponement, adjournment or recess of the Annual Meeting. In this Proxy Statement, VAALCO Energy, Inc. is referred to as the “Company,” “our company,” “we,” “our,” “us” or “VAALCO.”

Matters To Be Voted On

	Item for Business	Board Vote Recommendation	Further Details (Page No.)
1.	Election of four directors	FOR EACH DIRECTOR NOMINEE	16
2.	Ratification of the appointment of independent registered public accounting firm	FOR	33
3.	Advisory resolution on executive compensation	FOR	36
4.	Approval of an amendment to the VAALCO Energy, Inc. 2020 Long Term Incentive Plan to increase the number of shares reserved for issuance pursuant to awards	FOR	61

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE ENCOURAGE YOU TO VOTE AND SUBMIT

YOUR PROXY BY INTERNET, TELEPHONE OR BY MAIL.

Governance Principles

The Board of Directors’ Corporate Governance Principles, which include guidelines for determining director independence and qualifications for directors, are published on VAALCO’s website at www.VAALCO.com. The website makes available all of VAALCO’s corporate governance materials, including Board committee charters. These materials are also available in print to any stockholder upon request. The Board regularly reviews corporate governance developments and modifies its Corporate Governance Principles, committee charters and key practices as warranted.

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PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider in making a voting decision, and you should read the entire Proxy Statement carefully before voting.

Annual Meeting Information

The Board of VAALCO is soliciting proxies for the 2021 annual meeting of stockholders and any adjournment, postponement or recess of such meeting.

Time and Date:	9:00 a.m. Central Daylight Time, on June 3, 2021

Location:	Marriott Houston Westchase, 2900 Briarpark Drive, Houston, Texas 77042

Record Date:	April 8, 2021

Proxy Materials Distribution Date:	April 23, 2021

Voting Rights:	Each share of common stock is entitled to one vote

Electronic Access to Proxy Materials and Voting:	www.proxyvote.com

*Depending on concerns about the coronavirus or COVID-19, we might hold a Virtual Annual Meeting instead of holding an in-person meeting at an established location in Texas. We would publicly announce a determination to hold a Virtual Annual Meeting in a press release and post additional information on our website at www.VAALCO.com as soon as practicable before the meeting. In that event, the 2021 Annual Meeting of Stockholders would be conducted solely virtually, at the above date and time, via live audio webcast.

Items of Business and Voting Recommendations

	Item for Business	Board Vote Recommendation	Further Details (Page No.)
1.	Election of four directors	FOR EACH DIRECTOR NOMINEE	16
2.	Ratification of the appointment of independent registered public accounting firm	FOR	33
3.	Advisory resolution on executive compensation	FOR	36
4.	Approval of an amendment to the VAALCO Energy, Inc. 2020 Long Term Incentive Plan to increase the number of shares reserved for issuance pursuant to awards	FOR	61

VAALCO ENERGY, INC. 2021 Proxy Statement |    7

Financial and Business Information

We are a Houston, Texas-based independent energy company primarily engaged in the acquisition, development and production of crude oil. Our primary source of revenue has been from a production sharing contract that we have entered into with the Republic of Gabon related to the Etame Marin block located offshore Gabon in West Africa. We also currently own interests in an undeveloped block offshore Equatorial Guinea, West Africa.

With the successful completion of our 2019/2020 drilling program, we continued to execute the first phase of growth strategy in 2020 and converted resources to reserves to deliver value to our stockholders. Key highlights of our business and our performance in 2020 and the first part of 2021 include, among other things:

•

For the full year 2020, reported net loss of $48.2 million ($0.83 per diluted share) and Adjusted Net Income(1) of $9.0 million ($0.16 per diluted share) and generated Adjusted EBITDAX(1) of $26.6 million;

•

Produced 4,853 net revenue interest (“NRI”)(2) barrels of crude oil per day (“BOPD”), or 5,579 working interest (“WI”)(3) BOPD, and sold 1.6 million barrels of crude oil (“MMBO”) in the full year 2020;

•	Completed a highly successful 2019/2020 work program, resulting in approximately a 40% year-over-year increase in production from FY’19;

•	Accretive acquisition of Sasol’s WI in Etame completed in February 2021 nearly doubled VAALCO’s total net production and reserves;

•	Inventory of well locations available for multiple future drilling campaigns de-risked by new proprietary 3-D seismic data at Etame; and

•	Added 1.6 MMBO proved reserves offset by 1.6 MMBO due to lower average pricing during 2020.

Although 2020 was a challenging year in our industry, we believe that our operational and financial execution has better positioned VAALCO to weather the near-term uncertainties related to the COVID-19 pandemic. Further, we believe that the recent appointment of George Maxwell as Chief Executive Officer will complement and accelerate our ability to achieve our strategic goals. We strive to continue to be one of the leading independent exploration and production companies in West Africa, with a strategy of achieving significant stockholder returns by maximizing the value of, and free cash flow from, our existing resources, coupled with highly accretive inorganic growth opportunities.

___________________________

(1) Adjusted EBITDAX and Adjusted Net Income (Loss) are non-GAAP financial measures and are defined and reconciled to the nearest GAAP measure in “Appendix A—Non-GAAP Financial Measures.”

(2) All NRI production rates and volumes are VAALCO’s 31.1% WI less 13% royalty volumes.

(3) All WI production rates and volumes are VAALCO’s 31.1% WI.

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Environmental, Social and Governance Highlights

Our core values go beyond promoting the rule of law, transparency, good governance, fighting corruption and responsible environmental practices. We believe it is also important to focus on contributing to society through our core business activities, social investment and philanthropic programs. Accordingly, our core values are supporting and developing our employees and communities in which we operate, promoting the sustainability of the environment, and improving the quality of life of every person we interact with. Below are highlights of some of the steps that we have taken to help promote these core values.

ESG Oversight

In October 2020, we amended the Nominating and Corporate Governance Committee charter to include the oversight of our policies and programs on issues relating to social responsibility and environmental sustainability. To further enhance the Board’s governance of ESG matters, we created a committee comprised of the VAALCO executive team and a cross section of employees from across the Company that is charged with monitoring adherence to our ESG standards and communicating findings on an ongoing basis to our Board. We also maintain a Regional Head of Health, Safety, Security and Environment that reports directly to our Executive Vice President of International Operations who is in charge of safety and environmental oversight and assignment of roles and responsibility for safety and environmental protection for all of the Company’s assets.

In April 2020, we released our inaugural Sustainability Report on our website www.VAALCO.com. Our report reflects our initiatives and commitments to our people, communities, the environment and other various stakeholder groups.

Additionally, we expanded the use of ESG metrics in our executive compensation program to underscore our commitment to these issues. The compensation plan’s ESG score considers:

✓	Total Recordable Incident Rate;
✓	Carbon footprint reduction targets;
✓	Enhanced reporting and measurement performance of air, water and waste metrics; and
✓	Stakeholder perception study on ESG performance.

Human Capital

Corporate Governance. We believe our director nominees exhibit a robust mix of skills, experience, diversity and perspectives. The Board appreciates the value of diversity, and we value building diverse teams, embracing different perspectives and fostering an inclusive environment and supporting diversity of thought, perspective, sexual orientation, gender, gender identity and expression, race, ethnicity, culture and professional experience, among others. Our governance highlights include:

✓	Our female director sits on every Board committee;
✓	75% of our Board is independent;
✓	100% of the members of the Audit, Compensation and Nominating and Corporate Governance Committee are independent;
✓	The Chair of the Board is independent;
✓	All directors stand for election annually; and

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✓	Each director attended at least 95% of the total numbers of meetings of the Board and the committees on which he or she served during 2020.

Diversity of the Workforce. Additionally, we have a long-standing commitment to equal employment opportunity as evidenced by the Company’s Equal Employment Opportunity policy. We are proud to disclose that, as of December 31, 2020:

✓	Approximately 33% of our management team in Houston is female;
✓	Approximately 20% of our management team in Gabon is female; and
✓	93% of our Gabon workforce is Gabonese.

COVID-19. In response to the COVID-19 pandemic, related government legislation and guidelines and orders issued by key authorities, we implemented changes that we determined were in the best interests of our employees, as well as the communities in which we operate. These changes included quarantining and testing employees and persons before going to our offshore platforms, having the majority of our employees work from home for several months and implementing additional safety measures for employees continuing critical on-site work. We remain fully committed to the continued health and safety of our employees and contractors and will continue to take proactive steps to manage any disruption in our business caused by COVID-19.

Workforce Health and Safety

We remain fully committed to the continued health and safety of our employees and contractors. We maintain a goal of zero accidents, injuries, unsafe work practices or unsafe conditions for all of our employees. We also proactively assure that employees are adequately trained on health and safety issues. We have designed health and safety training programs to reduce risk across our operations and we have established a high safety standard and high expectations of our partners and have created systems that support their conformance.

Environmental Stewardship

We are committed to responsible environmental stewardship and seek to manage our operations accordingly. We take precautions to protect our surrounding natural resources and also to prevent accidents from occurring. We have consistently operated our facilities within the International Convention for the Prevention of Pollution from Ships (“MARPOL”) water discharge standard. Additionally, we have had no regulatory reportable spills or loss of containment that impacted the environment.

Health, Safety and Environmental Management Systems. We have created our Internal Resources for Administering Safety (“IRAS”) system to effectively communicate safety and environmental objectives, goals and performance measures set by management between the various levels and functions within VAALCO. Our IRAS system is designed to align with International Organization for Standardization (“ISO”) 45001. Our program incorporates numerous elements in order to achieve the highest level of risk mitigation possible. These elements include, but are not limited to:

✓	Incorporating environmental management issues and results to annual incentives;
✓	Quarterly management auditing of offshore platforms and one HSE certified compliance employee offshore on the platforms at all times;
✓	Establishment of quantifiable goals with deadlines for continuous improvement of environmental protection and worker safety;

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✓	Collecting, monitoring, measuring and trending of key environmental and safety data; and
✓	Robust safety and environmental training programs and requirements for employees and contractors.

Greenhouse Gas Emissions. We are committed to managing our emissions and seek to identify, evaluate and measure climate-related risks by incorporating them in our management process. During 2020, we undertook a comprehensive baseline study to more fully understand and manage our carbon footprint.

✓	We are currently considering initiatives to mitigate flaring from our operations.
✓	We conducted a series of studies and engineering works so that we can fuel certain offshore energy requirements with natural gas that is captured.
✓

We built out the infrastructure at Etame field which allows for increased production using the same facilities, platforms and Floating Production Storage and Off-loading (“FPSO”) with incrementally less emissions on a per barrel basis.

Water Management. Because we operate offshore, we have a limited impact on water availability. All produced water is treated to meet or exceed MARPOL standard requirements.

Biodiversity and Decommissioning. Conservation of biodiversity is an integral part of our commitment to the communities we work with and overall environmental protection aspirations. We seek to operate responsibly in our production areas and also look to achieve opportunities to reduce our environmental impact.

Community Involvement

We take pride in our reputation as a good corporate citizen, and we continue to support the communities where we operate and are proud of our contributions to these communities.

✓	We continue to commit funds to help communities develop skills and capabilities in Gabon.
✓	We continue to commit funds to social projects in Gabon to support the local community.
✓	In 2020, we contributed COVID-19 related supplies and educational safety programs to 30 elementary and high schools in Gabon.
✓	We continue to support the Krause Children’s Center in Houston.

Proposal No. 1—Election of Directors

Director Nominees

The Board of Directors is asking you to elect the four nominees named below as directors for terms that expire at the 2022 annual meeting of stockholders. The following table provides summary information about the four director nominees. The Board of Directors has nominated each of the existing directors for election at the Annual Meeting. For more information about the director nominees, see page 16.

Name	Director Since	Independence Status	Board Committees
Andrew L. Fawthrop	2014	Independent	Audit, Compensation, Strategic, Nominating and Corporate Governance
George Maxwell	2020	Not Independent	Strategic
Bradley Radoff	2020	Independent	Audit, Compensation, Strategic, Nominating and Corporate Governance
Cathy Stubbs	2020	Independent	Audit, Compensation, Strategic, Nominating and Corporate Governance

Vote Required

The four nominees for election as directors at the Annual Meeting who receive the greatest number of “FOR” votes cast by the stockholders, a plurality, will be elected as our directors. Abstentions and broker non-votes will not be taken into account for purposes of determining the outcome of the election of directors.

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Accordingly, if you own your shares through a broker, you must give the broker instructions to vote your shares in the election of directors. Otherwise, your shares will not be voted.

Proposal No. 2—Ratification of Appointment of Independent Registered Public Accounting Firm

Auditor Ratification

The Board is asking you to ratify the selection of BDO USA, LLP (“BDO”) as our independent registered public accounting firm for the fiscal year ending December 31, 2021. For additional information concerning BDO, including the fees billed to us for services provided by BDO during 2020 and 2019, see page 34.

Vote Required

The approval of the ratification of the appointment of BDO as the Company’s independent registered public accounting firm requires the vote of a  majority of votes cast affirmatively or negatively. For this proposal, abstentions will have no effect on the vote. Broker non-votes are not applicable to the proposal because your broker has discretionary authority to vote your common stock in the absence of affirmative instructions from you with respect to this proposal.

Proposal No. 3—Advisory Resolution on Executive Compensation

Say-on-Pay

Pursuant to Section 14A(a)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking our stockholders to approve, on an advisory or non-binding basis, the compensation of our named executive officers (“NEOs”) as disclosed in this Proxy Statement. For a detailed description of our executive compensation program, see “Compensation Discussion and Analysis” beginning on page 38.

Vote Required

The approval, on an advisory basis, of the compensation of our NEOs requires the vote of a majority of votes cast affirmatively or negatively. For this proposal, abstentions and broker non-votes will have no effect on the vote.

Proposal No. 4—Approval of an Amendment to the VAALCO Energy, Inc. 2020 Long Term Incentive Plan to Increase the Number of Shares Reserved for Issuance Pursuant to Awards

Amendment to VAALCO Energy, Inc. 2020 Long Term Incentive Plan

The Board is asking you to approve an amendment to the VAALCO Energy, Inc. 2020 Long Term Incentive Plan (the “2020 LTIP”) to increase the number of shares reserved for issuance pursuant to awards under the 2020 LTIP (the “LTIP Amendment”). The Board adopted the LTIP Amendment upon the recommendation of the Compensation Committee, subject to stockholder approval. Our Board and our Compensation Committee approved the LTIP Amendment because they believe that the number of shares of common stock currently available under the 2020 LTIP is insufficient to meet our future equity compensation needs. Stockholder approval of the LTIP Amendment is intended to ensure that the Company has sufficient shares available to attract and retain key employees, key contractors and outside directors, and to further the Company’s growth and development.

For more information on the LTIP Amendment, see page 61.

Vote Required

Pursuant to NYSE listing rules, the approval of the  LTIP Amendment requires the affirmative vote of the majority of votes cast in person or by proxy at the Annual Meeting. For this proposal, abstentions are considered

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votes “cast” under NYSE rules and will have the same effect as votes cast “against” the proposal. Broker non-votes are not considered votes “cast” and will not be taken into account for purposes of determining the approval of the LTIP Amendment.

Voting and Other Procedures Related to the Annual Meeting

Record Date and Persons Entitled to Vote

The Board of Directors has set the close of business on April 8, 2021 as the record date for stockholders entitled to notice of and to vote at the meeting. At the close of business on the record date, there were 57,812,285 shares of VAALCO common stock outstanding and entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote.

Procedure to Access Proxy Materials Over the Internet

Your Notice or (if you received paper copies of the proxy materials) your proxy card will contain instructions on how to view our proxy materials for the Annual Meeting on the Internet. Our proxy materials are also available at www.proxyvote.com.

How to Vote

The Board encourages you to exercise your right to vote. Your vote is important. Stockholders can vote in person at the Annual Meeting or by proxy. Giving us your proxy means you authorize us to vote your shares at the Annual Meeting in the manner you direct. If you are a stockholder of record (you own shares in your name), there are three ways to vote by proxy:

•

By Internet—You may vote over the Internet at www.proxyvote.com by following the instructions on the Notice or, if you received your proxy materials by mail, by following the instructions on the proxy card.

•	By telephone—Stockholders located in the United States that receive proxy materials by mail may vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card.
•	By mail—If you received proxy materials by mail, you can vote by mail by marking, dating, signing and returning the proxy card in the postage-paid envelope.

Telephone and Internet voting will be available 24 hours a day and will close at 11:59 p.m. Eastern Daylight time on June 2, 2021.

Voting by proxy will not limit your right to vote at the Annual Meeting if you decide to attend in person. The Board recommends that you vote by proxy since it is not practical for most stockholders to attend the Annual Meeting.

If you are a street name stockholder (that is, if your shares are held of record in the name of a bank, broker or other holder of record), you will receive instructions from the bank, broker or other record holder of your shares. You must follow the instructions of the holder of record in order for your shares to be voted. If you are a street name stockholder, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.

The shares represented by all valid proxies received by telephone, by Internet or by mail will be voted in the manner specified. Where specific choices are not indicated, the shares represented by all valid proxies will be voted:

•	for the nominees for directors named in this Proxy Statement;
•	for ratification of the appointment of the independent registered public accounting firm;
•	for approval of the advisory resolution on executive compensation; and
•	for approval of the LTIP Amendment.

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How to Change Your Vote; Revocability of Proxy

If you are a stockholder of record, you may later revoke your proxy instructions by:

•	sending a written statement to that effect to the Corporate Secretary at the address listed on the first page of this Proxy Statement;
•	voting again by the Internet or telephone (only the last vote cast will be counted), provided that you do so before 11:59 p.m. Eastern time on June 2, 2021;
•	submitting a properly signed proxy with a later date; or
•	voting in person at the Annual Meeting.

If you are a street name stockholder, you may later revoke your proxy instructions by following the procedures provided by your bank, broker or other nominee.

Quorum

Your stock is counted as present at the Annual Meeting if you attend the Annual Meeting and vote in person or if you properly vote by Internet, telephone or mail. In order for us to hold our Annual Meeting, holders of a majority of the stock issued and outstanding and entitled to vote at the Annual Meeting must be present in person or represented by proxy at the Annual Meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted as present for purposes of determining a quorum.

Routine and Non-Routine Matters; Abstentions and Broker Non-Votes

The NYSE permits brokers to vote their customers’ stock held in street name on “routine matters” when the brokers have not received voting instructions from their customers. The NYSE does not, however, allow brokers to vote their customers’ stock held in street name on non-routine matters unless they have received voting instructions from their customers. In such cases, the uninstructed shares that the broker is unable to vote are called “broker non-votes.”

The ratification of the appointment of the independent registered public accounting firm is a routine matter on which brokers may vote in their discretion on behalf of customers who have not provided voting instructions.

The election of directors, the advisory vote to approve our executive compensation and the approval of the LTIP Amendment are non-routine matters on which brokers are not allowed to vote unless they have received voting instructions from their customers.

Vote Required for Each Proposal

•

Election of Directors. The four nominees for election as directors at the Annual Meeting who receive the greatest number of “FOR” votes cast by the stockholders, a plurality, will be elected as our directors. For this proposal, abstentions and broker non-votes will not be taken into account for purposes of determining the outcome of the election of directors. Accordingly, if you own your shares through a broker, you must give the broker instructions to vote your shares in the election of directors. Otherwise, your shares will not be voted.

•

Independent Registered Public Accounting Firm. The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of votes cast affirmatively or negatively.  Abstentions will have no effect on the vote. Broker non-votes are not applicable to the proposal to ratify the appointment of the independent auditor because your broker has discretionary authority to vote your common stock in the absence of affirmative instructions from you with respect to this proposal.

•

Named Executive Officer Compensation. Our NEO compensation will be considered approved by our stockholders in an advisory manner upon the affirmative vote of a majority of votes cast affirmatively or negatively. For this proposal, abstentions and broker non-votes will have no effect on the vote. If you own your shares through a broker, you must give the broker instructions to vote your shares in the advisory vote on compensation of our executive officers. Otherwise, your shares will not be voted.

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•

Approval of the LTIP Amendment. The LTIP Amendment will be considered approved by our stockholders upon the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting. For this proposal, abstentions are considered votes “cast” under NYSE rules and will have the same effect as votes cast “against” the proposal. Broker non-votes are not considered votes “cast” and will not be taken into account for purposes of determining the approval of the LTIP Amendment.  If you own your shares through a broker, you must give the broker instructions to vote your shares on the proposal to approve the LTIP Amendment. Otherwise, your shares will not be voted.

Proxy Solicitation

In addition to sending you these materials or otherwise providing you access to these materials, some of our directors and officers as well as management and non-management employees may contact you by telephone, mail, e-mail or in person. You may also be solicited by means of press releases issued by VAALCO, postings on our website at www.VAALCO.com, advertisements in periodicals, or other media forms. None of our officers or employees will receive any extra compensation for soliciting you. We will also reimburse banks, nominees, fiduciaries, brokers and other custodians for their costs of sending the proxy materials to the beneficial owners of our common stock. In addition, to assist us with our solicitation efforts, we have retained the services of D.F. King & Co., Inc. for a fee of approximately $5,000, plus out-of-pocket expenses.

Tabulation

Our General Counsel will tabulate and certify the vote at the Annual Meeting.

Results of the Vote

We will announce the preliminary voting results at the Annual Meeting and disclose the final voting results in a current report on Form 8-K filed with the SEC within four business days of the date of the Annual Meeting unless only preliminary voting results are available at the time of filing the Form 8-K. To the extent necessary, we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known. You may access or obtain a copy of these and other reports free of charge on the Company’s website at www.VAALCO.com. Also, the referenced Form 8-K, any amendments thereto and other reports we file with the SEC are available to you over the Internet at the SEC’s website at www.sec.gov.

List of Stockholders

A complete list of all stockholders entitled to vote at the Annual Meeting will be open for examination by any stockholder during normal business hours for a period of ten days prior to the Annual Meeting at our offices, 9800 Richmond Avenue, Suite 700, Houston, Texas, 77042. Such list will also be available at the Annual Meeting and may be inspected by any stockholder who is present.

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PROPOSAL NO. 1—ELECTION OF DIRECTORS

Overview

At the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated the following individuals for election as directors of the Company to serve for a one-year term beginning at the Annual Meeting and expiring at the 2022 Annual Meeting of Stockholders and until either they are reelected or their successors are elected and qualified:

Andrew L. Fawthrop

George Maxwell

Bradley Radoff

Cathy Stubbs

Each of the above nominees is currently serving as a director of the Company. Biographical information for each nominee is contained below. No proposed nominee is being nominated for election pursuant to any arrangement or understanding between the nominee and any other person except for Mr. Radoff. See “—  Stockholder Arrangements and Settlement Agreements.”

The Board of Directors has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, either the number of the Company's directors will be reduced or the persons named as proxies on the accompanying proxy card, or their substitutes, will vote for the election of a substitute nominee that the Board of Directors recommends. Only the nominees designated by the Board of Directors will be eligible to stand for election as directors at the Annual Meeting.

Director Nominee Information and Qualifications

The following table provides information with respect to each of the current directors of the Company, each of whom is also a nominee. Each nominated director will be elected to serve until the next annual meeting of stockholders and thereafter until the earlier of his or her death or resignation or until his or her successor is elected and qualified.

Name	Age	Title
Andrew L. Fawthrop	68	Director and Chair of the Board
George Maxwell	55	Director and Chief Executive Officer
Bradley Radoff	47	Director
Cathy Stubbs	54	Director

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The following is a brief description of the background and principal occupation of each director nominee:

Andrew L. Fawthrop — Mr. Fawthrop has served on the Board since October 2014 and as the Chair of the Board since December 2015. Mr. Fawthrop has deep and broad-based experience in the oil and gas industry, including in West Africa, having served for 37 years with Unocal Corporation and Chevron Corporation (following its acquisition of Unocal in 2005) in a vast number of international leadership positions. Most recently, from January 2009 until his retirement in 2014, Mr. Fawthrop served as Chair and Managing Director for Chevron Nigeria. Prior to his assignment in Nigeria, Mr. Fawthrop served as President and Managing Director for Unocal/Chevron Bangladesh from 2003 until 2007. In his professional career, Mr. Fawthrop held various positions of increasing responsibility for exploration activities around the world in geographies including China, Egypt, Indonesia, South America, Africa, Latin America and Europe. Mr. Fawthrop served as a Member of the Advisory Board of Eurasia Group. He served as a Director of Hindustan Oil Exploration Co. Ltd. from 2003 to 2005. He was an active member of the United States Azerbaijan Chamber of Commerce, the Asia Society of Texas and the Houston World Affairs Council. Mr. Fawthrop holds a Bachelor of Science in Geology and Chemistry and a Master’s degree in Marine Geology from the University of London.

Mr. Fawthrop’s significant experience in the international E&P industry, particularly his experience in West Africa, provides a valuable resource to the Board. In addition, through his prior leadership roles and activities, he has extensive operational experience and strategy-making abilities with an executive-level perspective and knowledge base that provides a strong platform for the Board.

Cathy Stubbs — Ms. Stubbs has over 30 years of experience in the energy industry. She currently serves as a director of Aspire Holdings, LLC (formerly Endeavour International Corporation), an independent oil and gas exploration and production company in Houston, Texas. Ms. Stubbs has been with Aspire Holdings, LLC since 2004 and has served in numerous roles, including Director Accounting and Financial Controls, Director Treasury and Corporate Development, Vice President and Senior Vice President – Finance and Chief Financial Officer.  In October 2014, while Ms.  Stubbs served as an executive officer, Endeavor International Corporation filed for Chapter 11 bankruptcy protection. Ms. Stubbs was promoted to the position of President and Chief Financial Officer of Aspire Holdings, LLC in  October 2015.

Prior to joining Aspire Holdings, LLC she served as Assistant Controller, Financial Reporting and Corporate Accounting at Devon Energy, Inc. (formerly Ocean Energy, Inc.) from 1997 to 2004. Ms. Stubbs began her career in public accounting with KPMG, an international audit and business strategy consulting firm, where she rose to the title of Audit Manager. Ms. Stubbs is a Certified Public Accountant in the State of Texas and she currently serves on the board of directors of various charity and educational institutions. Ms. Stubbs holds a Bachelor of Business Administration and Master’s degree in Professional Accounting from the University of Texas at Austin.

Ms. Stubbs’ significant experience in accounting, finance, risk management and her service in various director and executive roles are expected to provide a valuable resource to the Board.

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George Maxwell — Mr. Maxwell has over 25 years of experience in the oil and gas industry, including in both the producing and service/manufacturing arenas. Mr. Maxwell founded Eland Oil & Gas Plc. in 2009 and served as the company’s Chief Executive Officer from September 2014 to December 2019, Chief Financial Officer from 2010 to 2014, and as a member of the board of directors from 2009 to 2019, until the company was acquired by Seplat Petroleum Development Company Pls. on December 17, 2019. Prior to founding Eland Oil & Gas Plc., Mr. Maxwell served as the business development manager for Addax Petroleum and, prior to this, commercial manager in Geneva. Mr. Maxwell joined Addax Petroleum in 2004 and held the general manager position in Nigeria, where he was responsible for finance, and fiscal and commercial activities. Prior to this, Mr. Maxwell worked with ABB Oil & Gas as vice president of finance based in the UK with responsibilities for Europe and Africa. He held a similar position in Houston, from where the organization ran its operations in ten countries. Mr. Maxwell was finance director in Singapore for Asia Pacific and Middle East, handling currency swaps and minimizing exposures during the Asian financial crisis of the late 1990s. Mr. Maxwell graduated from Robert Gordon University in Aberdeen with a Master’s in Business Administration. Mr. Maxwell is a Fellow of the Energy Institute in the UK and has formerly served on the boards of directors of Elcrest Exploration and Production Nigeria Ltd. and Westport Oil Limited.

Mr. Maxwell’s significant experience serving in executive leadership positions and on the boards of E&P companies, as well as his experience in M&A and strong ties to the London investment community, are expected to provide invaluable insight, making him an important resource for the Board.

Bradley L. Radoff — Mr. Radoff was appointed to the Board in June 2020. Mr. Radoff has served as Principal of Fondren Management LP, a private investment management company, since January 2005. Mr. Radoff previously served as a Portfolio Manager at Third Point LLC and as a Managing Director of Lonestar Capital Management LLC. Mr. Radoff has served as a director of Support.com, Inc., a technical support company, since June 2016, where he also serves on its Audit, Compensation and Nominating & Corporate Governance Committees. He previously served on the Board of Pogo Producing Company, an oil and gas exploration, development and production company, from March 2007 to November 2007 prior to its sale to Plains Exploration. Mr. Radoff graduated summa cum laude with a Bachelor of Science degree in Economics from The Wharton School, University of Pennsylvania.

Mr. Radoff’s extensive experience in capital markets as well as previous experience on boards, including an oil and gas company, provide a valuable resource to the Board.

Stockholder Arrangements and Settlement Agreements

On December 22, 2015, the Company entered into a Settlement Agreement (the “Settlement Agreement”) with Group 42, Inc., a Delaware corporation, Paul A. Bell, Michael Keane, and BLR Partners LP, a Texas limited partnership, BLRPart, LP, a Texas limited partnership, BLRGP Inc., a Texas corporation, Fondren Management, LP, a Texas limited partnership, FMLP Inc., a Texas corporation, The Radoff Family Foundation, a Texas non-profit corporation and Bradley L. Radoff (collectively referred to herein as the “Group 42-BLR Group”).

Under the Settlement Agreement, the Group 42-BLR Group agreed, among other items, that until the Settlement Agreement is terminated, the Group 42-BLR Group would vote in favor of the election of each director nominated by the Board and all recommendations of the Board with respect to any other proposals to be submitted for approval at a meeting of stockholders, unless Institutional Shareholder Services (“ISS”)

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recommends otherwise. The Group 42-BLR Group also agreed to certain standstill restrictions prohibiting its members from, among other things, acquiring additional securities of the Company, subject to certain limited exceptions. In addition, the Company agreed to nominate a Group 42-BLR Group designee to the Board at each stockholder meeting until the Group 42-BLR Group ceases to own 5% or more of the issued and outstanding shares of Company common stock or until the agreement is otherwise terminated. The Settlement Agreement is currently terminable by either party at will, subject to certain notice provisions set forth in the Settlement Agreement and also subject to certain provisions that will survive for a limited period following the termination of the Settlement Agreement.

Mr. Radoff currently serves as the designee of the Group 42-BLR Group.

Vote Required

The director nominees shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. For this proposal, abstentions and broker non-votes will not be taken into account for purposes of determining the outcome of the election of directors. Accordingly, if you own your shares through a broker, you must give the broker instructions to vote your shares in the election of directors. Otherwise, your shares will not be voted.

Board Recommendation

The Board of Directors unanimously recommends that stockholders vote “FOR” the election of each of the nominees.

The proxy holders will vote all duly submitted proxies “FOR” each of the director nominees, unless duly instructed otherwise.

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BOARD COMPOSITION, INDEPENDENCE AND COMMUNICATIONS

Board Composition

The following table provides information about each director currently serving on our Board of Directors:

			Committee Membership
Name	Independent	Director Since	Audit	Compensation	Nominating and Corporate Governance	Strategic
Andrew L. Fawthrop	✓	2014	✓
George Maxwell	✓	2020				✓
Bradley Radoff	✓	2020	✓	✓	✓	✓
Cathy Stubbs	✓	2020		✓	✓	✓

Chair of the Board	Audit Committee Financial Expert	Chair	✓ Member

The directors’ experiences, qualifications and skills that the Board considered in their re-nomination are included in their individual biographies set forth above under “Proposal No. 1—Election of Directors.”

Director Independence

It is the policy of the Board of Directors that a majority of the members of the Board be independent. In addition, our common stock is listed on the NYSE and the London Stock Exchange (the “LSE”) under the symbol “EGY.” The rules of the NYSE require that a majority of the members of our Board be independent and the LSE recommends that at least a majority of the members of the Board of Directors be independent.

In assessing independence, the Board affirmatively determined that, with respect to each of Mr. Fawthrop, Mr. Radoff and Ms. Stubbs, no material relationship exists that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, the Board also considered:

•

relationships and transactions involving directors or their affiliates or immediate family members that would be required to be disclosed as related party transactions and described under “—Related Party Transactions” below, of which there were none; and

•	other relationships and transactions involving directors or their affiliates or immediate family members that would rise to the level of requiring such disclosure, of which there were none.

Based on the foregoing, the Board affirmatively determined that each of Mr. Fawthrop, Mr. Radoff and Ms. Stubbs qualifies as “independent” for purposes of the Company’s Corporate Governance Principles and NYSE listing rules. The Board determined that Mr. Maxwell does not qualify as “independent” because he is an employee of the Company.

The Board also determined that each member of the Audit Committee qualifies as independent under the audit committee independence rules established by the SEC and meets the NYSE’s financial literacy requirements. In addition, each member of the Compensation Committee qualifies as a “non-employee director” under SEC rules.

There are no family relationships between any of our directors or executive officers.

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Selection of Director Nominees

General Criteria and Process. We believe that our directors should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the stockholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. We also endeavor to have a Board representing a range of experiences in business in areas that are relevant to the Company’s global activities. The evaluation of director nominees also takes into account diversity of background, race, ethnicity, gender, age, skills, and professional experiences that enhance the quality of the deliberations and decisions of the Board.

Under its charter, the Nominating and Corporate Governance Committee is responsible for determining criteria and qualifications for Board nominees to be used in reviewing and selecting director candidates, including those described in our Corporate Governance Principles. The criteria and qualifications include, among other things:

•	personal characteristics, including such matters as integrity, age, education, diversity of background and experience;
•	the availability and willingness to devote sufficient time to the duties of a director;
•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;
•	experience in the oil and gas industry and with relevant social policy concerns;
•	whether the candidate possesses a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards;
•	experience as a Board member of another publicly held company;
•	whether the candidate is free of conflicts, including whether the candidate would be considered independent under NYSE rules; and
•	practical and mature business judgment.

These criteria and qualifications are not exhaustive, and the Nominating and Corporate Governance Committee and the Board of Directors may consider other qualifications and attributes which they believe are appropriate in evaluating the ability of an individual to serve as a member of the Board of Directors. Other than ensuring that at least one member of the Board is a financial expert and a majority of the Board members meet all applicable independence requirements, the Nominating and Corporate Governance Committee does not have any specific skills that it believes are necessary for any individual director to possess. Instead, the Nominating and Corporate Governance Committee evaluates potential nominees based on the contribution such nominee’s background and skills could have upon the overall functioning of the Board in light of the perceived needs of the Board at the time such evaluation is made.

In making its nominations, the Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue their service. Current members with qualifications and skills that are consistent with the Nominating and Corporate Governance Committee’s criteria for Board service are re-nominated. As to new candidates, the Nominating and Corporate Governance Committee will generally poll the Board members and members of management for recommendations. The Nominating and Corporate Governance Committee may also review the composition and qualification of the boards of directors of VAALCO’s peer group and competitors and may seek input from industry experts or analysts. The Nominating and Corporate Governance Committee then reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the independent directors and executive management. In making its determinations, the Nominating and Corporate Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of assembling a group with diverse backgrounds that can best represent stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Nominating and Corporate Governance Committee makes its recommendation to the Board of Directors. The Nominating and Corporate Governance Committee has in the past engaged third-party

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search firms in situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

Stockholder Recommendation of Director Candidates. The Nominating and Corporate Governance Committee considers all candidates recommended by our stockholders in accordance with the advance notice provisions of our bylaws. Stockholders may recommend candidates by writing to the Corporate Secretary at VAALCO Energy, Inc., 9800 Richmond Avenue, Suite 700, Houston, Texas 77042, stating the recommended candidate’s name and qualifications for Board membership and otherwise providing all of the information required by the advance notice provisions in our bylaws, as well as complying with the deadlines and timelines specified therein. When considering candidates recommended by stockholders, the Nominating and Corporate Governance Committee follows the same Board membership qualifications evaluation and nomination procedures discussed above. Our Nominating and Corporate Governance Committee has not established a minimum number of shares of common stock that a stockholder must own, or a minimum length of time during which the stockholder must own its shares of common stock, in order to recommend a director candidate for consideration.

Communicating Concerns to Directors

In order to provide our stockholders and other interested parties with a direct and open line of communication to the Board of Directors, the Board of Directors has adopted procedures for communications to directors. Our stockholders and other interested persons may communicate with the Chair of our Audit Committee or with our non-employee directors as a group, by written communications addressed in care of Corporate Secretary, VAALCO Energy, Inc., 9800 Richmond Avenue, Suite 700, Houston, Texas 77042.

All communications received in accordance with these procedures will be reviewed initially by our senior management. Senior management will relay all such communications to the appropriate director or directors unless it is determined that the communication:

•	does not relate to our business or affairs or the functioning or constitution of the Board of Directors or any of its committees;
•	relates to routine or insignificant matters that do not warrant the attention of the Board of Directors;
•	is an advertisement or other commercial solicitation or communication;
•	is a resume or other form of job inquiry;
•	is frivolous or offensive; or
•	is otherwise not appropriate for delivery to directors.

The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made only in accordance with applicable law and regulations relating to the disclosure of information.

The Corporate Secretary will retain copies of all communications received pursuant to these procedures for a period of at least one year. The Board of Directors will review the effectiveness of these procedures from time to time and, if appropriate, recommend changes.

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CORPORATE GOVERNANCE

Board Risk Oversight

While the full Board of Directors, with input from each of its committees, oversees VAALCO’s risk management function, VAALCO’s management team is responsible for the execution of our day-to-day risk management process. The Audit Committee reviews with management, as well as internal and external auditors, the Company’s business risk management process, including the adequacy of VAALCO’s overall control environment and controls in selected areas representing significant financial and business risk, such as cybersecurity. The Audit Committee periodically discusses with management its assessment of various risks and considers the impact of risk on our financial position and the adequacy of our risk-related internal controls. Our Compensation Committee also considers risks that could be implicated by our compensation programs, and our Nominating and Corporate Governance Committee annually reviews the effectiveness of our leadership structure and manages succession planning. In addition, each of our committees as well as senior management reports regularly to the full Board of Directors.

Succession Planning

A key responsibility of our CEO and Board in the area of risk management is ensuring that an effective process is in place to provide continuity of leadership over the long-term. Each year, a review of senior leadership succession is conducted by the Board based upon the recommendation of the Nominating and Corporate Governance Committee. During this review, the CEO and the independent directors discuss candidates for senior leadership positions, succession timing for those positions and development plans for the highest-potential candidates. This process forms the basis for ongoing leadership assignments.

Board Leadership Structure

Our current board structure separates the roles of Chief Executive Officer and Chair of the Board, with Mr. Maxwell currently serving as Chief Executive Officer and Mr. Fawthrop currently serving as Chair of the Board. We believe this leadership structure allows Mr. Maxwell to focus primarily on our day-to-day operations and the implementation of our strategic, financial and management policies while allowing Mr. Fawthrop to lead our Board of Directors in identifying strategic priorities and discussion and execution of strategy. The Board of Directors currently believes that this distribution of oversight is the best method of ensuring optimal Company performance and risk management.

Our Corporate Governance Principles provide that, in the event the Chair of the Board is not an independent director, or when the independent directors determine that it is in the best interests of the Company, the independent directors will also appoint a lead independent director. The primary role of the lead independent director would be to ensure independent leadership of the Board, as well as to act as a liaison between the non-management directors and our Chief Executive Officer. Because our Chair of the Board is an independent director, our Board has determined that a lead independent director is not necessary at this time.

Board Evaluation

We believe a rigorous Board evaluation process is important to ensure the ongoing effectiveness of our Board. To that end, our Nominating and Corporate Governance Committee is responsible for annually assessing the performance of the Board. As part of the evaluation, the Nominating and Corporate Governance Committee reviews areas in which the Nominating and Corporate Governance Committee or our management believe the Board can make a better contribution to the governance of the Company. Additionally, each of our Board committees conducts a self-evaluation of its performance.

Insider Trading Policy; Prohibition on Hedges and Pledges

We have an insider trading policy that prohibits our officers, directors and employees from purchasing or selling our securities while being aware of material, non-public information about the Company and disclosing such information to others who may trade in securities of the Company.

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Our insider trading policy also prohibits our officers, directors and employees from engaging in hedging activities or other short-term or speculative transactions in the Company’s securities such as zero-cost collars and forward sale contracts. We believe that these hedging transactions would allow the persons covered by our insider trading policy to own our securities without the full risks and rewards of ownership, which could result in misalignment between our general stockholders and the individual engaging in the hedge. In addition, our insider trading policy prohibits all covered persons from pledging our securities or using them as collateral for a loan or as part of a margin account without the consent of our Board. For additional information, see “Compensation Discussion and Analysis—Other Compensation Information—Prohibition on Hedges and Pledges.”

Stock Ownership Guidelines

The Board of Directors believes that it is in the best interests of the Company and its stockholders to align the financial interests of the officers of the Company and non-employee members of the Board with those of the Company’s stockholders. In this regard, the Board enforces minimum stock ownership guidelines.

The guidelines require that the individuals covered by the policy must hold an interest in the Company’s shares equal to the following:

Title	Stock Ownership Requirement

Chief Executive Officer	Three (3) times annual base salary

Independent Director	Five (5) times annual cash director retainer

Chief Financial Officer	Three (3) times annual base salary

Other Executive Officers	Two (2) times annual base salary

In general, the forms of equity ownership that can be used to satisfy the ownership requirements include shares held directly, unvested shares of restricted stock and vested share-settled equity awards that have been deferred. Our guidelines do not count unexercised stock options, vested and unexercised stock appreciation rights (“SARs”) and cash-settled awards, among other things, towards the ownership requirements.

Each officer or non-employee director has five years from the adoption of the policy or date of appointment, whichever is later, to attain compliance with the ownership requirement and, until a covered individual is in compliance, that individual must retain an amount equal to 60% of the net shares received as a result of the exercise, vesting or payment of any Company equity awards granted. If, for any reason, an individual’s ownership falls below their ownership requirement, that individual is again required to retain 60% of any future awards until the ownership requirement is again attained. The 60% threshold was determined based on an estimate of the number of shares that would remain after disposing of enough shares to satisfy tax withholding requirements.

Compliance with this policy by each officer is reviewed by the Nominating and Corporate Governance Committee on an annual basis, and the Nominating and Corporate Governance Committee may exercise its discretion in response to any violation of this policy. In addition, the Compensation Committee will take into account compliance with the requirements in determining grants of long term incentive plan awards or annual equity retainers. To date, the Nominating and Corporate Governance Committee has not found any violations under the policy.

Code of Conduct and Corporate Governance Documents

We have adopted a Code of Business Conduct and Ethics for Directors, Officers and Employees and a Code of Ethics for the Chief Executive Officer and Senior Financial Officers. Both codes are available on our website at www.VAALCO.com. Our website also includes copies of the other corporate governance policies we have adopted, including our Corporate Governance Principles, Insider Trading Policy, Anti-Bribery and Anti-Tax Avoidance Policy and Information Disclosure Policy, as well as the charters of our Audit, Compensation and

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Nominating and Corporate Governance Committees. Print copies of these documents are available upon request by contacting our investor relations group.

We have not granted any waivers to our codes of conduct. To the extent required by law or regulation, we intend to post any waivers or amendments to our codes of conduct on our website.

Environmental, Social and Corporate Governance

At VAALCO, we believe that the foundation to our long-term success is operating our business ethically and responsibly. Social and environmental values guide how we manage our business and the impact we make around the world in helping local economies thrive. In addition to the ESG matters highlighted above under “Proxy Statement Summary – Environmental, Social and Governance Highlights,” we are focused on three principle values: (i) a commitment to the safety of our employees and the environment, (ii) a commitment to society and local communities and (iii) a commitment to high ethical standards.

Commitment to World-Class Safety. We have the highest regard for the health and safety of our employees, contractors and communities in which we operate and our commitment to safe operations is a foundation of our business strategy. Our safety record is something we are very proud of and reflects our unwavering commitment to the highest HSE standards as an operator. In light of that commitment, we have undertaken efforts to align our safety management systems with international standards, such as ISO 45001, which is the International Organization for Standardization’s standard for management systems of occupational health, and safety published in March 2018. In addition, we regularly engage in process safety management training and have developed our own “people-based” safety program.

We aim to foster environmental stewardship through continuous training programs, dedicated emergency environmental response capabilities and being wholly conscious of any environmental impact of our operations, including impacts on carbon emissions and biodiversity. Not only is it important to us to maintain a zero-incident record for environmental incidents, but we seek to be proactive in understanding and disclosing our environmental impact through transparent communications.  During 2020, we undertook a comprehensive baseline study to more fully understand and manage our carbon footprint.  This baseline will allow us to make better and more informed decisions that will shape our carbon reduction strategy and refine targets. The baseline study comprised building a complete greenhouse gas emissions inventory and diagnostic across the entire operating base and asset integrity audits.

Our commitment to safety is also directly reflected in our compensation philosophy. Our Compensation Committee considers safety performance as a significant factor in determining the annual bonus payable to our NEOs. We believe that linking executive officer remuneration to safety performance helps directly incentivize our executives to instill a safety-first culture.

Commitment to Society and Local Communities. We are committed to improving the Houston area and our Gabon communities by supporting the socioeconomic development of the local communities in which we operate. Our local workforce in Gabon comprises 93%  national representation, of which 20%  are female. Our Houston workforce is also diversified on the basis of merit and qualification without regard to race, religion, color, national origin, physical disability, sex or age, with 39% of our Houston workforce being female and 33% of those in Houston serving in senior management roles being female, in each case as of December 31, 2020.

We regularly support, promote and participate in a number of community initiatives in the Houston area and in the countries in which we operate that involve a mix of charitable contributions, training and workforce participation. These initiatives include:

•	education-based programs to provide school supplies, training, facility upgrades and more;

•	social and health development campaigns designed to improve quality of life; and

•	environmental training and sustainability programs.

For instance, in 2020, we contributed COVID-19 related supplies and educational safety programs to 30 elementary and high schools in Gabon. We also continued to serve as a sponsor for the MISSION NISSI center in

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Gabon for young women who are at risk of human trafficking. In Houston, we support the Krause Children’s Center that serves young women between the ages of 12 to 17 on their road to recovery from difficult domestic situations. Our Houston employees also volunteer with Junior Achievement programs that help students realize the value of education.

Commitment to Ethics. We hold our business and employees to the highest ethical standards. Our corporate governance policies are designed to conform to both SEC guidelines and the U.K. Corporate Governance Code and are overseen by our majority independent Board. We have a zero-tolerance policy with respect to bribery and corruption and we rigorously educate our employees on compliance with applicable anticorruption laws.

We believe a commitment to high ethical standards benefits all of our stakeholders, including investors, employees, customers, suppliers, governments, communities, business partners and others who have a stake in how we operate.

Sustainability Report. We believe that the foundation to our long-term success is operating our business ethically and responsibly, which includes operating in a manner that takes into consideration our environmental impact. We encourage you to review the “Sustainability” section of our website, www.VAALCO.com, for details regarding the steps we have taken to operate our business in a responsible manner, as well as for a copy of our inaugural Sustainability Report. Our 2020 ESG Report, which is an expansion of our Sustainability Report, will be released later this year and posted to our website.  Information appearing on or connected to our website, including our Sustainability Report, is not deemed to be incorporated by reference into this Proxy Statement and should not be considered part of this Proxy Statement or any other filing that we file with the SEC.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Andrew L. Fawthrop, Bradley L. Radoff and Cathy Stubbs.  During 2020, Steven J. Pully and A. John Knapp served on the Compensation Committee, in each case, until his director term ended on June 25, 2020. Each of George Maxwell and Cathy Stubbs was appointed to the Compensation Committee on June 25, 2020. On April 19, 2021, Mr. Maxwell was appointed as Chief Executive Officer and, upon his appointment, stepped down from his position on the Compensation Committee and was replaced by Mr. Radoff.

None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Compensation Committee or our Board of Directors. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee. There are no other Compensation Committee interlocks or relationships with the companies with which the members of our Compensation Committee or our other directors are affiliated.

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BOARD COMMITTEE MEMBERSHIP AND MEETINGS

Committees of Directors

Our Board has three standing, regular committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. For each of these committees, our Board has adopted a charter that governs the duties and responsibilities of the applicable committee, which are available on VAALCO’s website at www.VAALCO.com. Each committee is operated according to the rules of the NYSE and each member of these committees meets the independence requirements of the NYSE and SEC applicable to each committee. Our Board has also determined that each member of the Compensation Committee constitutes a “non-employee director” for purposes of Rule 16b-3 promulgated under the Exchange Act.

In addition to our three regular committees, Board of Directors formed a Strategic Committee in 2016 to oversee evaluations of certain strategic alternatives for our Company.

Each of our Board committees reports to the Board as appropriate and as the Board may request. The composition, duties and responsibilities of our Board committees are described below:

Audit Committee
Current Membership	Committee Functions
Mr. Andrew L. Fawthrop Mr. Bradley L. Radoff Ms. Cathy Stubbs (Chair)

• Selects and reviews the qualifications, performance, and independence of the independent registered public accounting firm

• Reviews reports of independent and internal auditors

• Reviews and pre-approves the scope and cost of all services (including non-audit services) provided by the independent registered public accounting firm

• Monitors the effectiveness of the audit process and financial reporting

• Reviews the adequacy of financial and operating controls

• Monitors the corporate compliance program

• Evaluates the effectiveness of the Audit Committee

• Reviews and approves or ratifies all related person transactions in accordance with Company’s policies and procedures

The Board of Directors has determined that each Audit Committee member is financially literate within the meaning of NYSE listing standards. In addition, the Board has determined that Ms. Stubbs qualifies as an “audit committee financial expert” in accordance with SEC rules and the professional experience requirements of the NYSE. The designation of an “audit committee financial expert” does not impose upon such person any duties, obligations, or liabilities that are greater than those that are generally imposed on him or her as a member of the Audit Committee and the Board of Directors, and such designation does not affect the duties, obligations, or liability of any other member of the Audit Committee or the Board of Directors.

Under the terms of the Audit Committee Charter, the Audit Committee is authorized to engage independent advisors, at the Company’s expense, to advise the Audit Committee on any matters within the scope of the Audit Committee’s duties. The Audit Committee may also form subcommittees and delegate its authority to those subcommittees as it deems appropriate.

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Compensation Committee
Current Membership	Committee Functions
Mr. Andrew L. Fawthrop (Chair) Mr. Bradley L. Radoff Ms. Cathy Stubbs

• Approves the salary and other compensation of the Chief Executive Officer

• Reviews and approves salaries and other compensation for executive officers other than the Chief Executive Officer

• Approves and administers VAALCO’s incentive compensation and equity-based plans

• Prepares the annual report on executive compensation

• Oversees the independent compensation consultant, if any

Under the terms of the Compensation Committee Charter, the Compensation Committee is authorized to engage independent advisors, at the Company’s expense, to advise the Compensation Committee on any matters within the scope of the Compensation Committee’s duties. The Compensation Committee may also form subcommittees and delegate its authority to those subcommittees as it deems appropriate.

Nominating and Corporate Governance Committee
Current Membership	Committee Functions
Mr. Andrew L. Fawthrop (Chair) Mr. Bradley L. Radoff Ms. Cathy Stubbs

• Reviews VAALCO’s corporate governance principles and practices and recommends changes as appropriate

• Evaluates the effectiveness of the Board and its committees and recommends changes to improve the effectiveness of the Board, Board committees, Chairpersons and individual directors

• Assesses the size and composition of the Board and assist with succession planning

• Identifies and recommends prospective director nominees

• Periodically reviews and recommends changes as appropriate in the Company’s organizational documents and corporate governance policies

• Provides oversight of policies and programs on issues of social responsibility and environmental sustainability

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Under the terms of the Nominating and Corporate Governance Committee Charter, the Nominating and Corporate Governance Committee is authorized to engage independent advisors, at the Company’s expense, to advise the Nominating and Corporate Governance Committee on any matters within the scope of the Nominating and Corporate Governance Committee’s duties. The Nominating and Corporate Governance Committee may also form subcommittees and delegate its authority to those subcommittees as it deems appropriate.

Strategic Committee
Current Membership	Committee Functions
Mr. Andrew L. Fawthrop (Chair) Mr. George Maxwell Mr. Bradley L. Radoff Ms. Cathy Stubbs

• Identifies and evaluates potential merger and acquisition opportunities

• Assists management with sourcing financing for potential acquisitions or other Company financing needs

• Assesses opportunities to divest non-core assets

• Provides additional guidance to management on key strategic decisions

We do not maintain a separate charter governing the duties and responsibilities of the Strategic Committee. Instead, our Board delegates authority to the Strategic Committee to take such actions as are deemed necessary or appropriate by the Board. The Strategic Committee is primarily responsible for, among other things, reviewing all strategic alternatives available to the Company, including, without limitation, potential transactions involving a business combination, a recapitalization, a sale of assets or securities of the Company or other extraordinary transactions and making recommendations to the Board regarding such transaction opportunities.

Meetings and Attendance

In 2020, the Board held 14 Board meetings, 4 Audit Committee meetings, 7 Compensation Committee meetings,  12 Nominating and Corporate Governance Committee meetings and 19 Strategic Committee meetings. During 2020, each of our directors attended at least 95% of the meetings of the Board of Directors and the meetings of the committees of the Board of Directors on which that director served at the time. We do not have a policy on whether directors are required to attend the Annual Meeting. Only Mr. Cary Bounds, who served as our Chief Executive Officer and as a member of the Board of Directors until April 18, 2021, attended the 2020 Annual Meeting of Stockholders.

Pursuant to our Corporate Governance Principles, executive sessions of independent directors are held, at a minimum, in conjunction with each regularly scheduled Board meeting. Any non-employee director can request that an executive session be scheduled. The sessions are scheduled and presided over by the Chair of the Board.

Review and Approval of Related Person Transactions

It is our policy that all employees and directors, as well as their family members, must avoid any activity that is or has the appearance of conflicting with our business interest. This policy is included in our Code of Business Conduct and Ethics. Each director and executive officer is instructed to always inform the Chair of the Board and the Corporate Secretary when confronted with any situation that may be perceived as a conflict of interest. In addition, at least annually, each director and executive officer completes a detailed questionnaire specifying any business relationship that may give rise to a conflict of interest. The Audit Committee reviews all relevant information, including the amount of all business transactions involving VAALCO and the entity with which the director is associated, and makes recommendations, as appropriate, to the Board as to whether a transaction involving an actual or perceived conflict of interest should be permitted.

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Under SEC rules, related party transactions are those transactions in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any “related person” had or will have a direct or indirect material interest. Executive officers, directors, 5% beneficial owners of our common stock, and their respective immediate family members are considered to be related persons under SEC rules. Any related party transactions that occurred since the beginning of fiscal year 2020, and any currently proposed transactions, are required to be disclosed in this Proxy Statement. We are not aware of any related party transactions during 2020. In addition, the Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related person transaction, the Committee considers:

•	the nature of the related person’s interest in the transaction;
•	the material terms of the transaction, including, without limitation, the amount and type of transaction;
•	the importance of the transaction to the related person;
•	the importance of the transaction to the Company;
•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and
•	any other matters the Audit Committee deems appropriate.

Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote for approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

Related Party Transactions

Since the beginning of fiscal year 2020, there have been no transactions in excess of $120,000, between our Company and any “related person” in which the related person had or will have a direct or indirect material interest, and there are no such transactions currently proposed.

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DIRECTOR COMPENSATION

Overview

Our compensation for non-employee directors is designed to be competitive with our peer group of independent energy companies, link rewards to business results and stockholder returns and facilitate increased ownership of our stock to align our directors’ interests with those of our stockholders. We do not have a retirement plan for non-employee directors. Any of our executive officers who serve as directors are not paid additional compensation for their services as directors.

The Compensation Committee is responsible for evaluating and recommending to the independent members of the Board the compensation for non-employee directors, and the independent members of the Board set the compensation. As part of this review, the Compensation Committee considers the significant amount of time expended, and the skill level required, by each non-employee director in fulfilling his or her duties on the Board, each director’s role and involvement on the Board and its committees, and market data compiled from the Company’s peers and competitors.

The following table sets forth our policy with respect to the annual cash compensation payable to our non-employee directors at the beginning of 2020:

Recipient(s)	Cash Compensation ($)
Per Position Compensation (Annualized)(1)
Non-Employee Directors	45,000
Committee Chair (other than Strategic Committee)	10,000
Strategic Committee Chair	15,000
Chair of the Board	25,000
Per Meeting Compensation
Board Meeting	2,000
Committee Meeting	1,000

(1) Payable in quarterly installments.

Our non-employee directors received cash compensation in accordance with the policy described above for the period of January 1, 2020 to March 31, 2020. However, from April 1, 2020 to June 24, 2020, our Board of Directors determined to reduce its cash compensation in light of the decline in oil and gas prices and the uncertain economic impact of the global outbreak of COVID-19 on our business. The revised director compensation policy during this period is set forth below:

Recipient(s)	Cash Compensation ($)
Per Position Compensation (Annualized)(1)
Non-Employee Directors	33,750
Committee Chair (other than Strategic Committee)	7,500
Strategic Committee Chair	11,250
Chair of the Board	18,750
Per Meeting Compensation
Board Meeting	1,500
Committee Meeting	750

(1) Payable in quarterly installments.

Our director compensation policy reverted to the previous compensation levels as of June 24, 2020, the date on which the price of Brent crude oil reached at least $40.00 per barrel for twenty consecutive trading days.

Under our director compensation policy, each member of the Board is also entitled to an annual equity award in an amount determined by the independent members of the Board. For 2020, our independent directors determined to grant each member of the Board equity awards with an aggregate grant date fair market value of $80,000, consisting of 65,041 shares of restricted common stock, with such restricted common stock vesting on the earlier of the first anniversary of the date of grant or the first annual meeting of stockholders following the date

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of grant (but in no event less than 50 weeks following the date of grant), subject to a continuous service requirement.

We also reimburse directors for all reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including travel expenses in connection with Board and committee meetings. We do not provide any perquisites to our directors.

2020 Non-Employee Director Compensation

The following table shows compensation paid to each of our non-employee directors who served during the fiscal year ended December 31, 2020.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Andrew L. Fawthrop	141,712	80,000	221,712
A. John Knapp, Jr. (3)	78,383	–	78,383
Steven J. Pully (3)	78,383	–	78,383
William R. Thomas (4)	33,434	–	33,434
George Maxwell(5)	27,764	80,000	107,764
Bradley L. Radoff(6)	23,806	80,000	103,806
Cathy Stubbs(7)	29,056	80,000	109,056

(1)

Includes annual cash retainer fee, board and committee meeting fees and committee chair and chair of the board director fees for each non-employee director during fiscal year 2020, as more fully described above.

(2)

The amounts reported in this column reflect the aggregate grant date fair value of stock awards granted in fiscal year 2020, computed in accordance with FASB ASC Topic 718. See Note 17, “Stock-Based Compensation and Other Benefit Plans” to the Company’s Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 for additional detail regarding assumptions underlying the value of these equity awards. The date of grant of these awards was June 25, 2020.

(3)	Mr. Pully and Mr. Knapp each served as a director until June 25, 2020.
(4)

Mr. Thomas served as a non-employee director from April 9, 2019 until his appointment as President effective February 1, 2020.  On April 26, 2020, Mr. Thomas resigned from his positions as President of the Company and as a member of the Board of Directors.

(5)

Mr. Maxwell was elected as a director on June 25, 2020. Mr. Maxwell was appointed Chief Executive Officer of the Company effective April 19, 2021 and, as such, will no longer be entitled to receive additional compensation for his service as a director.

(6)	Mr. Radoff was appointed as a director on June 25, 2020.
(7)	Ms. Stubbs was elected as a director on June 25, 2020.
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PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Overview

The Audit Committee has selected BDO USA, LLP (“BDO”) as the independent registered public accounting firm to audit the consolidated financial statements and, if required, the internal control over financial reporting of VAALCO and its subsidiaries for 2021. The Board has endorsed this appointment. BDO has served as the Company’s independent registered public accounting firm since 2016. Representatives of BDO will not be present at the Annual Meeting and thus will be not available to respond to questions.

Although stockholder approval of this appointment is not required by law and is not binding on the Company, if our stockholders do not ratify the appointment of BDO, the Audit Committee will consider the failure to ratify the appointment when appointing an independent registered public accounting firm for the following year. Even if our stockholders ratify the appointment of BDO, the Audit Committee may, in its sole discretion, terminate such engagement and direct the appointment of another independent registered public accounting firm at any time during the year, although it has no current intention to do so.

Information regarding fees billed by BDO during 2020 and 2019 is set forth below in “Fees Billed by Independent Registered Public Accounting Firm.”

Vote Required

The approval of the ratification of the appointment of BDO as the Company’s independent registered public accounting firm requires the vote of a majority of votes cast affirmatively or negatively at the Annual Meeting.

For this proposal, abstentions will have no effect on the vote. Broker non-votes are not applicable to the proposal because your broker has discretionary authority to vote your shares of common stock in the absence of affirmative instructions from you with respect to this proposal.

Board Recommendation

The Board of Directors unanimously recommends that stockholders vote “FOR” the ratification of the appointment of BDO as the Company’s independent registered public accounting firm.

The proxy holders will vote all duly submitted proxies “FOR” the ratification of the appointment of BDO as the Company’s independent registered public accounting firm unless duly instructed otherwise.

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FEES BILLED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Aggregate fees for professional services billed by BDO to VAALCO during 2020 and 2019 are as follows:

	2020	2019
	(in thousands)
Audit Fees	$576	$665
Audit-related Fees	–	–
Tax Fees	–	–
All Other Fees	–	–
Total	$576	$665

Audit Fees

For the years ended December 31, 2020 and 2019, audit fees paid by us to BDO were for the audit of our annual financial statements and the review of our quarterly financial statements.

Audit-Related Fees, Tax Fees and All Other Fees

There were no audit-related fees, tax fees or other fees paid by us to BDO for the years ended December 31, 2020 and 2019.

Audit Committee Pre-Approval Policies and Procedures

Our Audit Committee has in place pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by our independent registered public accounting firm and the estimated fees related to these services. During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of our independent registered public accounting firm. The services and fees must be deemed compatible with the maintenance of the independent registered public accounting firm’s independence, including compliance with SEC rules and regulations. Throughout the year, the Audit Committee also reviews any revisions to the estimates of audit and non-audit fees initially approved.

During 2020 and 2019, all audit services provided by BDO were pre-approved by the Audit Committee. In addition, during 2020 and 2019, no fees for services outside the audit or review that exceeded the waiver provisions of 17 CFR 210.2-01(o)(7)(i)(c) were approved by the Audit Committee.

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AUDIT COMMITTEE REPORT

The Board of Directors has determined that all current Audit Committee members are (i) independent, as defined in Section 10A of the Exchange Act, (ii) independent under the standards set forth by the NYSE and (iii) financially literate. In addition, Ms.  Stubbs qualifies as an audit committee financial expert under the applicable rules adopted under the Exchange Act. The Audit Committee is a separately designated standing committee of the Board, as defined in Section 3(a)(58)(A) of the Exchange Act and operates under a written charter approved by the Board, which is reviewed annually.

Management is responsible for our system of internal controls and the financial reporting process. The Audit Committee is responsible for monitoring (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, and (iii) the independence and performance of our independent registered public accounting firm.

The Audit Committee has reviewed and discussed with our management and the independent registered public accounting firm the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2020, including a discussion of the quality, not just the acceptability, of the accounting principles applied, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

Our independent registered public accounting firm also provided to the Audit Committee the written disclosure required by applicable rules of the PCAOB regarding the independent registered public accounting firms’ communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm regarding the firm’s independence.

Based on the Audit Committee’s discussions with management and the independent registered public accounting firm, and the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC.

Audit Committee of the Board of Directors Cathy Stubbs, Chair Andrew L. Fawthrop George Maxwell* Bradley Radoff

* Mr. Maxwell served on the Audit Committee until April 19, 2021 and, as such, participated in the review, discussions and recommendation for the Audit Committee Report.

The forgoing information contained in this Audit Committee Report and references in this Proxy Statement to the independence of the Audit Committee members shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

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PROPOSAL NO. 3—ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

Overview

Pursuant to Section 14A(a)(1) of the Exchange Act, we are asking our stockholders to approve, on an advisory or non-binding basis, the compensation of our NEOs as disclosed in this Proxy Statement. The vote on this matter is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the policies and practices described in this Proxy Statement.

Our Board and the Compensation Committee believe that we maintain a compensation program that is tied to performance, aligns with stockholder interests, and merits stockholder support. Accordingly, we are asking our stockholders to approve the compensation of our NEOs as disclosed in this Proxy Statement by voting FOR the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the NEOs, as disclosed in the Company’s Proxy Statement for the 2021 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the accompanying compensation tables and related narrative discussion.”

Although this vote is non-binding, the Board and the Compensation Committee value the views of our stockholders and will review the results. If there are a significant number of negative votes, we will take steps to understand those concerns that influenced the vote, and consider them in making future decisions about executive compensation.

At the 2017 Annual Meeting of Stockholders, a majority of our stockholders voted in favor of holding an advisory vote to approve executive compensation every year. The Board considered these voting results and decided to adopt a policy providing for an annual advisory stockholder vote to approve our executive compensation. We expect that the next stockholder advisory vote to approve executive compensation will occur at the 2022 annual meeting of stockholders.

Our Compensation Program

We believe that our NEO compensation program described throughout the “Compensation Discussion and Analysis” aligns the interests of our executives with those of our stockholders. Our compensation programs are designed to provide a competitive level of compensation to attract, motivate and retain talented and experienced executives and reward our NEOs for the achievement of short- and long-term strategic and operational goals and increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. We believe we have implemented a number of executive compensation practices and policies that reflect sound governance and promote the long-term interests of our stockholders.

Vote Required

The approval, on an advisory basis, of the compensation of our NEOs requires the vote of a majority of votes cast affirmatively or negatively.

For this proposal, abstentions and broker non-votes will have no effect on the vote.  If you own your shares through a broker, you must give the broker instructions to vote your shares with respect to this proposal. Otherwise, your shares will not be voted.

Board Recommendation

The Board of Directors unanimously recommends that stockholders vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

The proxy holders will vote all duly submitted proxies “FOR” the approval, on an advisory basis, of the compensation of our NEOs, unless duly instructed otherwise.

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EXECUTIVE OFFICERS

The following table provides information with respect to current executive officers of VAALCO.

Name	Age	Title
George W. M. Maxwell	55	Chief Executive Officer (Principal Executive Officer) and Director
David A. DesAutels	65	Executive Vice President Corporate Development
Michael G. Silver	57	Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary
Jason J. Doornik	51	Chief Accounting Officer and Controller (Principal Accounting Officer and Principal Financial Officer)

The following is a brief description of the background and principal occupation of each current non-director executive officer:

David DesAutels — Mr. DesAutels joined the Company in July 2017 and currently serves as Executive Vice President Corporate Development.  Mr. DesAutels is an oil and gas industry executive with over 40 years’ upstream experience.  He has worked on over 100 development projects worldwide, both conventional and unconventional.  Prior to joining our Company, Mr. DesAutels gained senior executive experience by working for Noble (Director, Development Geoscience, 2008-2016) and Occidental Petroleum Corp. (Chief of Production Geoscience and Vice President of Geoscience, 2000-2007) and founding Synertia Energy, LLC and Seregon Energy, LLC, two oil and gas consulting companies.  In addition, he has international experience from working in Colombia, Indonesia, Equatorial Guinea, Qatar, Oman, Argentina, Israel, the U.K., Ecuador, Russia, Canada, and the U.A.E.  Mr. DesAutels holds an M.S. and BA in Geology from the University of Minnesota-Twin Cities.

Michael Silver — Mr. Silver joined the Company in November 2018 and currently serves as Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary. He has over 30 years of experience in the energy industry. Prior to joining the Company, from 2009 to 2018, Mr. Silver served as Managing Counsel for the Petroleum Division of BHP Group plc where he supported the company’s international upstream activities, including major acquisitions and divestments.  From 2007 to 2009, Mr. Silver held the position of Senior Counsel at Constellation Energy Commodities Group, Inc. with responsibilities for U.S. upstream and LNG operations.  Mr. Silver began his career with ExxonMobil Corporation in the law department in 1990 and during the next 17 years served in multiple roles of increasing responsibility. Mr. Silver holds a Bachelor of Arts degree in International Affairs from Lafayette College, an M.B.A. from the Duke University Fuqua School of Business and a J.D. from the Duke University School of Law.  Mr. Silver is a member of the State Bar of Texas.

Jason J. Doornik — Mr. Doornik joined the Company in June 2019 and serves as our Chief Accounting Officer and Controller. He has also served as our Principal Financial Officer since March 31, 2021. Mr. Doornik has over 20 years of diversified accounting and finance experience, balanced among large companies and emerging companies as well as public accounting and industry experience. Prior to joining the Company, Mr. Doornik served as a consultant with Sirius Solutions from 2018 to May 2019. From 2015 to 2018, Mr. Doornik served as the Chief Accounting Officer and Controller of Fairway Energy,  a Houston based midstream company. Prior to joining Fairway Energy, Mr. Doornik was hired by BPZ Resources, Inc. to serve as the Assistant Controller in November 2008 and was promoted to Corporate Controller in May 2011 where he served until October 2015. From June 2006 to April 2008 Mr. Doornik served as the Financial Reporting Manager of Grant Prideco, Inc. and its successor company, National Oilwell Varco, Inc. From June 2005 through June 2006, Mr. Doornik served a Senior Associate for The Siegfried Group. From August 1999 through June 2005, Mr. Doornik was employed by Ernst and Young LLP in the Assurance and Advisory practice and prior to that, from 1987 -1991, Mr. Doornik served as a Unit Supply Specialist in the US Army. Mr. Doornik received a Bachelor’s degree in Business Administration and a Master’s degree of Professional Accountancy from the University of Texas at Austin in August 1999.

The biography of Mr. Maxwell, who currently serves as a director, is set forth above under “Proposal No. 1—Election of Directors—Director Nominee Information and Qualifications.”

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COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Overview. The purpose of this Compensation Discussion and Analysis section is to provide our stockholders with a clear understanding of our compensation philosophy and objectives, compensation-setting process and 2020 compensation programs and decisions for our NEOs. For 2020, our NEOs were as follows:

Name	Title
Cary M. Bounds(1)	Former Chief Executive Officer and Chief Operating Officer (Former Principal Executive Officer)
Elizabeth D. Prochnow(2)	Former Chief Financial Officer
David A. DesAutels	Executive Vice President Corporate Development
Michael G. Silver	Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary

(1) Effective April 18, 2021, Mr. Bounds resigned as Chief Executive Officer and Chief Operating Officer of the Company and as a member of the Board.

(2)  Effective March 31, 2021, Elizabeth D. Prochnow retired from the Company.

Recent Compensation Changes. During 2020,  our Compensation Committee monitored and evaluated the impact caused by the global outbreak of COVID-19 as well as the drop in crude oil prices and, as a result, exercised its discretion to amend and adjust the compensation of our executive officers and employees.

Accordingly, in April 2020 we determined to implement temporary salary reductions for our executive officers and certain employees, effective May 1, 2020. The decision to implement temporary salary reductions was made in response to the downturn in global economic conditions, including the decline in oil and gas prices, and was intended to retain additional liquidity and maintain a strong balance sheet. Our executive officers’ base salaries were temporarily reduced by 20%. Non-executive employee salaries were also reduced in accordance with a graduated scale depending upon total compensation. Employees whose base salaries were less than $100,000 did not receive a salary reduction. Base salaries for our executive officers and employees reverted to previous levels on June 24, 2020 upon the price of Brent crude oil reaching at least $40.00 per barrel for twenty consecutive trading days.

Recent Performance Highlights

With the successful launch of our 2019/2020 drilling program, 2020 represented the beginning of the first phase of growth strategy and a return to converting resources to reserves to deliver value to our stockholders. Key highlights of our business and our performance in 2020 and the first part of 2021 include, among other things:

•

For the full year 2020, reported net loss of $48.2 million ($0.83 per diluted share) and Adjusted Net Income(1) of $9.0 million ($0.16 per diluted share) and generated Adjusted EBITDAX(1) of $26.6 million;

•

Produced 4,853 net revenue interest (“NRI”)(2) barrels of crude oil per day (“BOPD”), or 5,579 working interest (“WI”)(3) BOPD, and sold 1.6 million barrels of crude oil (“MMBO”) in the full year 2020;

•	Completed a highly successful 2019/2020 work program; resulting in approximately a 40% year-over-year increase in production from FY’19;

•	Accretive acquisition of Sasol’s WI in Etame completed in February 2021 nearly doubled VAALCO’s total net production and reserves;

•	De-risked our inventory of well locations available for multiple future drilling campaigns through new proprietary 3-D seismic data at Etame; and

•	Added 1.6 MMBO proved reserves offset by 1.6 MMBO due to lower average pricing during 2020.

Although 2020 was a challenging year in our industry, we believe that our operational and financial execution has better positioned VAALCO to weather the near-term uncertainties related to the COVID-19

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pandemic. Further, we believe that the recent appointment of George Maxwell as Chief Executive Officer will complement and accelerate our ability to achieve our strategic goals. We strive to continue to be one of the leading independent exploration and production companies in West Africa, with a strategy of achieving significant stockholder returns by maximizing the value of, and free cash flow from, our existing resources, coupled with highly accretive inorganic growth opportunities.

___________________________

(1) Adjusted EBITDAX and Adjusted Net Income (Loss) are non-GAAP financial measures and are defined and reconciled to the nearest GAAP measure in “Appendix A—Non-GAAP Financial Measures.”

(2) All NRI production rates and volumes are VAALCO’s 31.1% WI less 13% royalty volumes.

(3) All WI production rates and volumes are VAALCO’s 31.1% WI.

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Compensation Program Objectives and Philosophy

Our executive compensation program is intended to attract, retain and motivate high caliber executives who are committed to supporting the growth of our business and to align our executives’ goals with those of our stockholders. Our compensation program is designed to achieve the following objectives:

Value	• Reward executives for increasing stockholder value and align the interests of our executive officers and our stockholders.
Talent	• Attract and retain talented executive officers by providing reasonable total compensation levels competitive with peer organizations.
Individual Performance	• Recognize individual performance and promote accountability among executives.
Pay for Performance	• Balance rewards for short-term and long-term results which are tied to Company and individual performance.
Manage Risk	• Select performance metrics, apply appropriate caps and maintain program oversight to discourage excessive risk taking.

It is the intention of the Compensation Committee to compensate our NEOs competitively within our industry, and to align performance-based incentives with stockholder interests. The Compensation Committee retains complete authority over the actual amounts paid to our NEOs.

Highlights of Executive Compensation Practices

Our executive compensation program includes a number of stockholder-friendly features that we believe align with contemporary governance practices, promote alignment with our pay-for-performance philosophy and mitigate risk to our stockholders. The table below summarizes our key executive compensation practices, including practices that we do not follow:

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Things We Do…		Things We DON’T Do…
✓	Pay for performance. Tie pay to performance by ensuring that a significant portion of executive compensation is performance-based and at-risk.	X

Reprice stock options. Stock option exercise prices are set equal to the grant date fair market value and may not be repriced, except for certain adjustments that may be made in connection with extraordinary transactions.

✓

Tie incentives to specific objective metrics. Our annual performance-based cash awards incorporate numerous financial and/or strategic performance metrics to ensure that our NEOs are motivated to achieve excellence in a wide range of performance metrics.

X

Provide excessive termination benefits. None of our executive officers, other than our Chief Executive Officer, are party to an employment agreement that provides for termination benefits outside of “double trigger” change in control payments.

✓

Maintain robust stock ownership requirements. Our Board has adopted robust stock ownership guidelines that require our non-employee directors to own five times (5x) their annual base salary or retainer, as applicable, in shares of our common stock, our Chief Executive Officer and Chief Financial Officer to own three times (3x) his or her annual base salary in shares of our common stock and our other executive officers to own two times (2x) their salary in shares of our common stock.

X

Provide tax gross-ups and perquisites. We do not provide for excise tax gross-ups and we do not provide our executives with perquisites that differ materially from those available to employees generally.

✓	Require multi-year vesting periods. Our equity-based awards generally incorporate a multi-year vesting period to emphasize long-term performance and executive retention.	X	Allow hedging or pledging of Company shares. Our insider trading policy prohibits our directors and NEOs from any hedging or pledging of Company securities.
✓	Listen to our stockholders. We hold an advisory vote on executive compensation annually and actively review the results of these votes when we make compensation decisions.	X	Provide employment agreements. Other than our Chief Executive Officer, our senior executive officers are at-will employees with no employment agreements.

Engagement with Our Stockholders and “Say-on-Pay” Voting Results

We hold an advisory vote on executive compensation annually and actively review the results of these votes when we make compensation decisions. At our annual meeting of stockholders in 2020, a slight majority of our stockholders voted to support the advisory proposal on our 2019 executive compensation program. This vote outcome continued a lower level of support that began with the disclosed 2018 compensation program.

Our Compensation Committee and management design and operate our compensation programs with the objective to obtain 90+% advisory voting support from stockholders. Even prior to the 2020 vote on 2019 compensation, the Company sought stockholder feedback to understand how we might improve stockholder support for 2020 compensation in 2021.

 In early 2020, prior to the Compensation Committee’s approval of 2019-2020 compensation actions, we conducted an exhaustive stockholder engagement campaign with a specific focus on executive compensation. We targeted our 34 largest stockholders, who in combination own over 55% of our shares. We contacted or confirmed immediate support regarding the Company’s planned 2020 executive compensation program from 30 of those stockholders. An additional twelve stockholders also agreed to engage in discussions about how the Company could refine the NEO compensation program in order to gain their support in future years.

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The table below summarizes the primary themes we heard from stockholders about our executive compensation, and how we have responded to the feedback thus far.

What We Heard…	VAALCO Response…	Future Impact…
Some stockholders would prefer a more quantitative and formulaic approach to executive incentives

We have modified our disclosure to emphasize the quantitative structure of our short- and long-term incentives in 2020 and going forward.

We added absolute stock price performance hurdles to 50% of executive long-term incentive awards in 2020.

The NEO compensation programs will continue to be focused on both quantitative and qualitative measures in both the short- and long-term plans.

VAALCO will continue to evaluate the programs for business and industry alignment and work with the Compensation Committee to ensure transparent pay-for-performance disclosures.

Performance-based equity awards will continue to play an important role when rewarding top executives to achieve stretch goals and create sustainable long-term value
Some stockholders would prefer a more express cap on incentive compensation outcomes	We have clarified that the short-term incentive payout for each NEO is capped at 200% of the NEO’s individual target award opportunity.	Appropriate risk mitigators have and will continue to be included within VAALCO’s NEO compensation programs.
Some stockholders strictly follow proxy advisor recommendations; they suggested we garner proxy advisor support

We determined that the primary proxy advisor criticisms focused on the lack of reported stockholder engagement in response to prior advisory voting outcomes.

In 2020, both ISS and GL provided “For” vote recommendations in support of our executive compensation programs and the 2020 LTIP. We expressly communicated and modified our executive compensation programs and disclosures in order to highlight our stockholder outreach process and outcomes.

VAALCO will continuously improve the Company’s NEO compensation programs to adhere to effective governance best practices.

VAALCO will continue to manage the stockholder outreach process and keep investors up-to-date on any compensation adjustments or refinements that may help further align NEO pay with stockholder value.

Stockholders generally supported VAALCO’s executive compensation programs in 2020	VAALCO’s say-on-pay votes in 2019 and 2020 were lower than expected due to the votes of a select few significant stockholders. These stockholders have since divested their interests in VAALCO.	VAALCO will continue to monitor stockholder feedback and provide clear and effective communication as needed.

In addition to these stockholder engagement activities, we engaged an independent consulting firm, Meridian Compensation Partners, LLC (“Meridian”) to evaluate our program design, provide input on our stockholder engagement activities, and help us respond to stockholder feedback. These efforts were aimed to ensure a strong alignment with stockholders and allow us to more readily respond to the extreme market volatility in March 2020.

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Furthermore, in October of 2020, Meridian assisted the Compensation Committee with a review of the NEO compensation structure, amounts, and overall design to ensure that both the short- and long-term programs continue to align with governance best practices and prevailing market trends.

We and our Compensation Committee have carefully considered the feedback we have received, the advice from Meridian and input from other outside advisors regarding the design of our compensation programs and the nature and type of metrics used in our performance-based incentive plans. The Compensation Committee values the opinions of stockholders and will continue to consider the outcome of the say-on-pay vote when making future compensation decisions.

Determining Executive Compensation

Designing Compensation to Reward Pay for Performance. Our compensation program is designed to reward performance that contributes to the achievement of our business strategy on both a short-term and long-term basis. In addition, we reward qualities such as:

•	teamwork;

•	individual performance in light of general economic and industry specific conditions;

•	performance that supports our core values;

•	resourcefulness;

•	the ability to manage our existing corporate assets;

•	the ability to explore new avenues to increase oil and gas production and reserves;

•	level of job responsibility; and

•	industry expertise.

We also believe that we ask more of a smaller group of leaders, with each executive having a broader role and impact than they otherwise might at other companies.

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Elements of Our Compensation Program. To accomplish our objectives, our compensation program is comprised of four elements: base salary, cash bonus, long-term equity-based compensation and benefits. The table below sets forth a summary of the principal elements of our compensation program and why we believe each form of compensation fits within our overall compensation philosophy:

Compensation Element	Type	Form	Primary Objectives	Additional Information
Base Salary	Fixed	Cash	Attract and retain talent; provide predictable income based on position and responsibilities	Reviewed annually based on market positioning and individual qualifications

Performance-Based Annual Cash Bonus	Variable	Cash	Short-term Company and individual performance; motivates management to achieve key objectives	Earned based on achievement of important near-term financial, operating, safety and environmental objectives

Long-Term Service-Based Equity Incentives	Variable	Restricted Stock, Stock Options and Stock Appreciation Rights	Rewards long-term value creation; fosters retention and continuity; enhances stockholder alignment	Awards generally vest ratably over 3 or more years

Our NEOs are entitled to participate in the standard employee benefit plans and programs generally available to our employees, including our 401(k) plan with matching contributions.

How We Determine Each Element of Compensation. In designing the Company’s executive compensation policies, the Compensation Committee considers pay as a whole, and there is no specific weight given to any particular component of compensation. The Compensation Committee may also review competitive market compensation data but does not target NEO compensation to be at any specific percentile of any competitive data that it reviews.

In practice, the total direct compensation opportunity for each of our NEOs is based on many factors including competitive market data, the executive’s experience, importance of the role within the Company and the executive’s contribution to the Company’s long-term success. In addition, the Compensation Committee considers various measures of Company and industry performance, including total stockholder return, capital expenditures, additions to reserves of oil and gas, operating costs, safety performance, production and other measures, in order to determine earned compensation for each of our NEOs.

Base Salary

The Compensation Committee meets at least annually to review the base salaries of our executive officers.

In setting base salaries, the Compensation Committee seeks to maintain stability and predictability from year-to-year, and usually makes percentage increases based on its view of the cost of living and competitive conditions for executive talent in the oil and gas business. The Compensation Committee also considers subjective factors in setting base salary, including individual achievements, our performance, level of responsibility, experience, leadership abilities, increases or changes in duties and responsibilities and contributions to our performance.

We believe that a significant portion of a NEO’s compensation should be variable, based on the performance of the Company. Accordingly, base salary is a minority portion of the overall total compensation of the NEOs.

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The following table provides information concerning the annual base salary of each of our NEOs:

Name	2019 Base Salary ($)	2020 Base Salary(1) ($)	% Change
Cary M. Bounds	420,000	420,000	0%
Elizabeth D. Prochnow	265,000	280,000	6%
David A. DesAutels	328,000	328,000	0%
Michael G. Silver	280,000	280,000	0%

(1)From May 1, 2020 to June 23, 2020, each NEO’s base salary was temporarily reduced by 20%.

Annual Cash Incentive Bonus.

Our NEOs, senior management and other non-management personnel have the potential to receive a meaningful cash bonus if annual financial and operational objectives or goals, pre-established by the Compensation Committee, are met and the Board of Directors approves the payment of bonuses.

In determining the incentive bonuses earned, the Compensation Committee considers both Company and individual performance and, in its discretion, any other context or unforeseen circumstances that contributed to overall performance. Each NEO has a pre-established target bonus opportunity, defined as a percentage of salary. Such executives can earn between 0% and 200% of that target opportunity based on Company and individual performance. The target bonus percentages for 2020 were as follows:

Executive	Target STI Payout Opportunity (as a % of Base Salary)
Cary M. Bounds	100%
Elizabeth D. Prochnow	50%
David A. DesAutels	40%
Michael G. Silver	50%

The payout of each executive target bonus is based 50% on Company performance and 50% on individual performance.

Early in the fiscal year, the Compensation Committee sets various performance targets for corporate financial and non-financial measures such as oil and gas production levels, operating expenses, safety performance, resource additions and total stockholder return for the current year. These performance measures are based in part on, and intended to align with, the annual operating budget, the financial forecast and the business plan approved by our Board of Directors shortly before the start of our fiscal year.

The Compensation Committee assigns a different weight to each performance goal based on the relative importance of each performance target in light of the Company’s overall strategic goals for a given year. For our NEOs, the overall achievement of VAALCO’s non-executive scorecard is typically a performance measure under the executive officer scorecard.

Executive scorecards are evaluated on an individual basis with respect to the 50% individual component of each executive officer’s incentive bonus, and an enterprise-wide basis with respect to the 50% corporate component of each executive officer’s bonus.

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In May 2020, the Company established the performance goals set forth below as the components of the executive scorecard for 2020. A description of each performance goal, and the Company’s results with respect to the corporate performance component of the executive incentive bonuses is set forth below:

Goals	Description of Goal	Weight	Actual Results	Actual Results Score	Total Score (Weight x Actual Results Score)
Non-Executive Company Scorecard	Performance of non-executive employees.	15%	A payout of 110% of target was achieved (discounting Total Stockholder Return).	110%	16%
Transformational Growth	Inorganic growth through mergers and/or acquisitions.	30%	Entered into an agreement to acquire Sasol’s working interest in Etame, which closed in February 2021 and nearly doubled net production and reserves.	150%	45%
Maintaining a Sustainable Business	Minimize OPEX and Adjusted G&A and maximize cashflow.	25%	OPEX and G&A were under budget.	100%	25%
Long Term FPSO Solution	Progress a solution for the FPSO upon expiration of the current contract.	10%	Identified multiple long term FPSO solutions and potential cost savings.	100%	10%
Equatorial Guinea	For Block P, progress farmout, planning for drilling program and JOA/PSC amendments reflecting revised working interest and VAALCO operatorship.	10%	Finalized JOA/PSC amendments reflecting revised working interest and VAALCO operatorship.	30%	3%
Environmental, Social and Governance	Goals concerning reporting on, and improving, ESG performance.	10%	Published Sustainability Report, defined baseline metrics and adopted standards for measuring performance.	100%	10%
Total		100%			109%
Total Stockholder Return Modifier(1)					0%

Total Score					109%

(1)

The total stockholder return was calculated based on the performance of our Peer Group consisting of Kosmos Energy Ltd., Orca Exploration Group Inc. Class B, Panoro Energy ASA, SDX Energy, Inc., Seplat Petroleum, TransGlobe Energy Corporation and Tullow Oil plc. The total results for the executive scorecard are multiplied by the total stockholder return modifier to equal the total score percentage.

After the achievement of the Company’s performance against the goals set forth above is calculated, the total achievement is subject to a total stockholder return (“TSR”) modifier based on a comparison of the Company’s total stockholder return against a peer group identified by the Company’s management. For 2020, the Company’s total stockholder return compared to the peer group resulted in an overall modifier of 0%. After applying the TSR modifier, the Company’s total score against the corporate performance component of the annual incentive bonuses was 109%.

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With respect to the individual performance component of the Company’s annual incentive bonuses, the Compensation Committee evaluates the performance of each executive officer in light of the goals set forth in the executive scorecard, taking into account the specific duties and responsibilities of each officer with respect to those goals. In addition, the Compensation Committee considers each executive officer’s performance with respect to the other critical duties of each such officer, as well as the achievements each executive officer made during the year towards the Company’s strategic and financial goals. Finally, the Compensation Committee considers self-assessments from each executive officer and, for executive officers other than the Chief Executive Officer, the Chief Executive Officer’s feedback concerning the performance of our executive officers. For 2020, the Compensation Committee determined that, with respect to the 50% individual performance component of the annual incentive bonuses, the individual performance of our NEOs ranged from a score of 90% to 107%.

After combining the corporate performance and individual performance components of the annual incentive bonuses, our Compensation Committee determined that our NEOs would receive the following bonuses for their performance during 2020:

Executive	Target Annual Incentive Bonus	Actual 2020 STI Payout	% of Target
Cary M. Bounds	$420,000	$454,440	108%
Elizabeth D. Prochnow	$140,000	$146,580	105%
David A. DesAutels	$131,200	$130,806	100%
Michael G. Silver	$140,000	$146,580	105%

Our annual incentive bonuses were paid in March 2021.

Long-Term Equity-Based Incentives

Overview and 2020 Equity Compensation. We believe formal long-term equity incentive programs are valuable compensation tools and are consistent with the compensation programs of the companies in our peer group.

We maintain (i) the 2020 LTIP, which permits the grant of stock, options, restricted stock, restricted stock units, phantom stock, SARs and other awards, any of which may be designated as performance awards or be made subject to other conditions and (ii) the VAALCO Energy, Inc. 2016 Stock Appreciation Rights Plan (the “SAR Plan”), which permits the grant of cash settled SARs that give the holder the right to receive an amount of cash equal to the difference between the exercise price and the fair market value of the SAR on the date of exercise. We believe that long-term equity-based incentive compensation is an important component of our overall compensation program because it:

•	balances short- and long-term objectives;
•	aligns our executives' interests with the long-term interests of our stockholders and the creation of stockholder value;
•	encourages a long-term focus and decision-making in line with our strategic goals;
•	makes our compensation program competitive from a total remuneration standpoint;
•	encourages executive retention; and
•	gives executives the opportunity to share in our long-term value creation.

The Compensation Committee administers our long-term incentive plans. The Committee confirms eligible recipients, determines grant timing, assigns the number of shares subject to each award, fixes the time and manner in which awards are exercisable and sets exercise prices and vesting and expiration dates.

For compensation decisions regarding the grant of equity compensation to executive officers, our Compensation Committee considers recommendations from our Chief Executive Officer. Typically, awards vest over multiple years, but the Compensation Committee maintains the discretionary authority to vest the equity grant immediately if the individual situation merits, subject to the terms and conditions of the applicable plan

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documents. In recent years, the Compensation Committee has generally granted awards that vest ratably over a three-year period. In the event of a change of control, all outstanding equity-based awards will immediately vest.

In general, our Compensation Committee attempts to provide a mix of awards to our executives that is appropriately balanced between incentivizing performance and retention. For 2020, our Compensation Committee determined to grant our NEOs a mix of restricted stock and stock options with performance hurdles, thereby encouraging high-level performance by our executives and aligning their interests with those of our stockholders, and awards of restricted stock with service-based vesting requirements that vest ratably over three years, promoting long-term retention of our NEOs.

Equity awards are generally granted to our NEOs and other employees on an annual basis.  The Compensation Committee determines the actual award values at its discretion based on individual factors including the individual’s previous and expected future performance, level of responsibilities, retention considerations and internal parity.  Under the employment agreement with Mr. Bounds, he was entitled to receive an annual equity grant consisting of stock options or other incentive awards with a value of up to 200% of his base salary, all as determined by the Compensation Committee in its discretion.

Based on these factors, the Compensation Committee determined to grant the following equity incentive awards to our NEOs in 2020:

Executive	Restricted Shares	Stock Options	Total
Cary M. Bounds(1)	210,000(2)	338,710(3)	548,710
Elizabeth D. Prochnow(4)	52,500(2)	84,677(3)	137,177
David A. DesAutels	41,000(2)	66,129(3)	107,129
Michael G. Silver	52,500(2)	84,677(3)	137,177

(1)Mr. Bounds will forfeit these awards in connection with his termination of service on April 30, 2021.

(2) Represents shares of restricted stock granted on June 25, 2020. The shares of restricted stock vest in three equal installments on each of June 25, 2021, 2022 and 2023.

(3)Represents performance stock options granted on June 25, 2020. Each stock option has an exercise price of $1.23 per share and contains both a performance component and time component in order to vest. 1/3 of the awards vest on the first anniversary of the date of grant and upon achieving a stock price performance hurdle of 15% (determined using a 30-day average stock price of the date of grant), 1/3 of the awards vest on the second anniversary of the date of grant and upon achieving a stock price performance hurdle of 32.25% (determined using a 30-day average stock price from the date of grant), and the remaining 1/3 of the awards vest on the third anniversary from the date of grant and upon achieving a stock price performance hurdle of 52.5% (determined using a 30-day average stock price from the date of grant).

(4)Ms. Prochnow forfeited these awards in connection with her retirement on March 31, 2021.

The vesting of our equity awards is generally contingent on continued service. However, vesting of awards is generally accelerated in the event of a change of control. The vesting of our equity awards does not generally accelerate in the event of a termination of employment due to death, disability, or retirement. For additional information, see “Executive Compensation—Potential Payments upon Termination or Change in Control” below.

The equity awards granted to our NEOs are subject to forfeiture in accordance with the terms of the grant agreements if the executive terminates employment before the award vests, the executive is terminated for cause, or the executive otherwise fails to comply with the terms of his or her award agreement.

Changes in 2020 to Respond to Stockholder Engagement and Market Volatility. In March 2020, the Compensation Committee committed to changes to NEO long-term incentive awards. These changes address the input received from stockholder engagement to improve the quantitative performance accountability, and to respond to the extreme market volatility caused by OPEC+ policy changes and the COVID-19 outbreak. They include:

•	The NEO long-term incentive awards were made contingent upon stockholder approval of the 2020 LTIP and the equity awards were completed in June 2020 upon stockholder approval of the plan;

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•

In order to reduce share usage in 2020 (due to high stock price volatility), management and the Compensation Committee agreed upon a floor share price of $1.75 for determining the number of shares that would be granted to each NEO (target long-term incentive opportunity divided by $1.75), thereby reducing both the executive’s long-term incentive opportunity as well as reducing share usage; and

•

The Compensation Committee shifted 50% of  each NEO’s long-term incentive opportunity into performance-based stock options, contingent on meeting absolute stock price-growth hurdles (summarized below), with the remaining incentive opportunity made in restricted shares subject to time-based vesting conditions.

Performance Stock Options Vesting Hurdles:	Absolute Stock Price Growth Percentages:
1st Stock Price Hurdle (1/3 of shares vest)	15%
2nd Stock Price Hurdle (1/3 of shares vest)	32.25%
3rd Stock Price Hurdle (1/3 of shares vest)	52.5%

As described herein, our Board and our Compensation Committee approved the LTIP Amendment to increase the number of shares reserved for issuance pursuant to awards under the 2020 LTIP by 3,750,000 shares because they believe that the number of shares of common stock currently available under the 2020 LTIP is insufficient to meet our  future equity compensation needs. Accordingly, the approval of the LTIP Amendment is an integral component of our strategy to respond to the feedback we received from our stockholders with respect to our executive compensation practices. For additional information concerning the LTIP Amendment, see “Proposal No. 4—Approval of an Amendment to the 2020 LTIP to Increase the Number of Shares Reserved for Issuance Pursuant to Awards under the 2020 LTIP.”

Benefits

We provide company benefits that we believe are standard in the industry to all of our employees, including our NEOs. These benefits consist of a group medical and dental insurance program for employees and their qualified dependents, the majority of which is currently paid for by the Company, and a 401(k) employee savings plan. We also currently make matching contributions to our 401(k) plan of up to 6% of each participant’s salary. The Company pays all administrative costs to maintain the 401(k) plan. We do not provide employee life insurance amounts surpassing the Internal Revenue Service maximum.

Employment Agreements

In the past, we have used employment agreements to retain and attract highly qualified executive officers in a competitive market. The employment agreement with Mr. Bounds, our former Chief Executive Officer, was terminated in connection with his resignation. See “—Severance and Change in Control Payments” below for additional information.

In connection with the appointment of Mr. Maxwell as our new Chief Executive Officer, we entered into an employment agreement effective as of April 19, 2021 (the “Maxwell Employment Agreement”), pursuant to which Mr. Maxwell will be entitled to receive an annual base salary of $450,000. The Maxwell Employment Agreement also provides that Mr. Maxwell will be eligible to receive an annual cash bonus with a target percentage equal to 50% of his base salary and stock options and other long-term incentive awards up to 50% of his base salary. Pursuant to the Maxwell Employment Agreement, the Company will pay Mr. Maxwell $22,000 per year for health benefits and $17,000 per year for pension benefits, as well as provide other customary employment benefits including paid vacation and sick leave.

We believe that employment agreements ensure continued dedication of executives in case of personal uncertainties or risk of job loss and ensure that compensation and benefits expectations are understood and satisfied. We may enter into employment agreements governing compensatory terms such as base salary, target incentive bonus percentage, annual equity target and equity grants upon hire. Employment agreements may also include specific terms regarding relocation (where appropriate), severance payments and other benefits, if any, due to the executive under various employment termination circumstances.

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Severance and Change in Control Payments

We believe that an important aspect of attracting and retaining qualified individuals to serve as executive officers involves providing market termination protection benefits. In May 2019 we adopted a form of change in control agreement for certain of our executives that provides for certain benefits upon a termination following a change in control. For additional information, see “Executive Compensation—Potential Payments upon Termination or Change in Control.”

On April 9, 2021, we entered into a Separation and Mutual Release Agreement with Mr. Bounds (the “Separation Agreement”), pursuant to which he resigned from his positions as Chief Executive Officer, Chief Operating Officer and a member of the Board and its committees effective April 18, 2021. To assist with the transition of his duties, Mr. Bounds’ employment will continue until 5 p.m. on April 30, 2021 (the “Separation Date”). Pursuant to the Separation Agreement, Mr. Bounds is entitled to receive (i) a cash severance payment equal to $1,164,500, less applicable withholdings and taxes, payable over a six-month period, (ii) continued group health plan coverage for Mr. Bounds, his eligible spouse and other dependents for a period of up to one year following the Separation Date, provided that Mr. Bounds, his spouse and other dependents elect to maintain group health plan coverage for such period, and (iii) $95,500 for attorneys’ fees. In addition, Mr. Bounds will be paid his base salary through the Separation Date. The Separation Agreement provides that the receipt of any benefits pursuant to the Separation Agreement is contingent upon the execution of a waiver and mutual release of claims on the Separation Date. The Separation Agreement also provides for certain customary covenants regarding confidentiality and non-disparagement.

Perquisites and Indemnification

We do not typically provide perquisites to our NEOs that are not available to employees generally. However, pursuant to our organizational documents, we are required to indemnify, to the fullest extent permitted by applicable law, any person who was or is made, or is threatened to be made, a party, or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she, or a person for whom he or she is a legal representative, is or was a director or an officer of the Company, including our NEOs.

From time to time, we may provide perquisites for recruitment or retention purposes.

Other Compensation Information

Prohibition on Hedges and Pledges. Our insider trading policy prohibits hedging and pledging transactions and broadly applies to all directors, officers and employees of the Company, as well as their respective family members and other controlled entities in which such persons have influence or control. The foregoing persons are prohibited from (i) executing transactions in Company securities that involve puts, calls or other derivative securities on an exchange or other organized market, (ii) holding Company securities in margin accounts or pledging the Company securities as collateral for loans or other obligations, without the prior consent of the Board of Directors or (iii) engaging in hedging transactions with respect to Company securities, including trading in any derivative security, zero-cost collars, forward sale contracts, or other forms of hedging or monetization transactions, including those that allow such person to own the securities without the full risks and rewards of ownership.

Assessment of Risk.  The Compensation Committee is aware of the need to take risk into account when making compensation decisions. By design, our compensation program for executive officers is designed to avoid excessive risk taking. In particular, incentive awards are not locked into specific metrics, but rather, after review of performance relative to these metrics, the Compensation Committee determines final incentive awards at its discretion.

Stock Ownership Guidelines. We have adopted stock ownership guidelines that apply to our officers and directors. Pursuant to the guidelines, our directors and officers must own a multiple of their annual base salary or retainer, as applicable, in our common stock or certain qualifying derivatives. For additional information, see “Corporate Governance—Stock Ownership Guidelines.”

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Accounting and Tax Considerations. We may from time to time pay compensation amounts to our executive officers that are not deductible under the Internal Revenue Code of 1986 (the “Code”).  Although we consider tax deductibility in the design and administration of our executive compensation plans and programs, we believe that our interests are best served by providing competitive levels of compensation to our NEOs even if it results in the non-deductibility of certain amounts under the Code.

Section 409A of the Code sets forth limitations on the deferral and payment of certain benefits. Generally, the Compensation Committee intends to administer our executive compensation program and design individual compensation components, and the compensation plans and arrangements for our employees generally, so that they are either exempt from, or satisfy the requirements of, Section 409A.

Equity awards granted to our employees, including NEOs, and to our directors have been granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date (and each subsequent reporting date, as applicable) in accordance with ASC Topic 718.

Recoupment Policy.  The Board of Directors adopted a customary clawback policy that provides for the recoupment or forfeiture of incentive compensation paid to our executives in the event that we are required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under the federal securities laws.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the foregoing Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the 2021 annual meeting of stockholders, and also incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

Compensation Committee of the Board of Directors George Maxwell, Former Chair* Andrew L. Fawthrop Cathy Stubbs

* Mr. Maxwell served on the Compensation Committee until April 19, 2021 and, as such, participated in the review, discussion of, and recommendation with respect to, the Compensation Discussion and Analysis.

The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities or the Exchange Act, except to the extent that the Company specifically incorporates such information.

VAALCO ENERGY, INC. 2021 Proxy Statement |    52

EXECUTIVE COMPENSATION

2020 Summary Compensation Table

The following sets forth the annual compensation elements of VAALCO’s NEOs for the years ended December 31, 2020, December 31, 2019 and December 31, 2018.

Name and Principal Position	Year	Salary ($)	Stock ($)(3)	Option and SAR Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Cary M. Bounds(1)	2020	409,500	258,300	266,000	454,440	17,100	1,405,340
Former Chief Executive Officer	2019	415,002	200,000	596,905	314,395	16,800	1,543,103
and Chief Operating Officer	2018	400,008	132,000	392,187	460,000	16,500	1,400,695
Elizabeth D. Prochnow (2)	2020	269,250	64,575	66,500	146,580	17,100	564,005
Former Chief Financial Officer	2019	248,754	25,001	74,613	89,947	16,800	455,115
	2018	200,016	–	79,230	109,190	15,494	403,930
David A. DesAutels	2020	319,800	50,430	51,933	130,806	17,100	570,069
Executive Vice President Corporate Development	2019	323,375	38,687	115,464	98,211	16,800	592,538
Michael G. Silver(6)	2020	273,000	64,575	66,500	146,580	17,100	567,755
Executive Vice President, General Counsel	2019	210,000	52,501	52,470	97,798	12,600	425,368
and Corporate Secretary

(1)    Effective April 18, 2021, Mr. Bounds resigned as Chief Executive Officer and Chief Operating Officer of the Company and as a member of the Board. Mr. Bounds will forfeit the unvested portion of any outstanding equity awards in connection with his termination of service on April 30, 2021.

(2)    Ms. Prochnow was the Company’s Controller and Chief Accounting Officer until March 31, 2019 when she was appointed Chief Financial Officer. Ms. Prochnow retired on March 31, 2021. Ms. Prochnow forfeited the unvested portion of any outstanding awards in connection with her retirement on March 31, 2021.

(3)    The grant date fair value was determined under ASC Topic 718 for financial reporting purposes. For a discussion of the determination of fair value under this Topic for the grants, see Note 17, “Stock-based Compensation and Other Benefit Plans” to the Company’s Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. The actual value that can be realized from the exercise of stock options or SARS, if any, depends on the increase of VAALCO’s stock price above the exercise price between the vesting date and the exercise date. The options granted in 2020 vest in three equal installments on the first, second and third anniversaries of the date of grant, subject to the Company’s stock price appreciating 15%, 32.5% and 52.5%, respectively, using a 30-day average stock price from the stock price on the date of the grant. The options granted in 2020 expire on the tenth anniversary of the date of grant. All of the options and SARs granted in 2019 and 2018 vest in three equal installments on the first, second and third anniversaries of the date of grant and expire on the fifth anniversary of the date of grant

(4)    Annual bonuses for our executives for 2020 were determined in March 2021 and paid in March 2021 and are reflected in the 2020 non-equity incentive plan compensation column. Annual bonuses for our executives for 2019 were determined in April 2020 and paid in April 2020 and are reflected in the 2019 non-equity incentive plan compensation column. Annual bonuses for 2018 were determined and paid in March 2019 and are reflected in the 2018 non-equity incentive plan compensation column.

(5)   The amounts set forth in the “All Other Compensation” column reflect the 401(k) match we provided to all employees. The NEOs did not receive any other additional compensation.

(6)    Mr. Silver was appointed as our Executive Vice President and General Counsel effective April 1, 2019.

VAALCO ENERGY, INC. 2021 Proxy Statement |    53

Grants of Plan-Based Awards during 2020

The following table presents grants of plan-based awards during the fiscal year ending December 31, 2020:

		Estimated Future Payouts Under			All other option and SAR awards:
		Non-Equity Incentive
		Plan Awards (1)
Name of Executive	Grant Date	Threshold ($)	Target ($)	Maximum($)	All other stock awards: Number of shares of stock or units (#)(2)	Number of securities underlying options (#)(3)	Exercise or base price of option and SAR awards ($)	Grant date fair value of stock, SAR and option awards ($)(4)
Cary M. Bounds	6/25/2020	—	—	—	—	338,710(5)	$1.23	$266,000
	6/25/2020	—	—	—	210,000(5)	—	—	$258,300
	3/2/2020	—	420,000	840,000	—	—	—	—

Elizabeth D. Prochnow	6/25/2020	—	—	—	—	84,677(6)	$1.23	$66,500
	6/25/2020	—	—	—	52,500(6)	—	—	$64,575
	3/2/2020	—	112,000	224,000	—	—	—	—

David A. DesAutels	6/25/2020	—	—	—	—	66,129	$0.79	$51,933
	6/25/2020	—	—	—	41,000	—	—	$50,430
	3/2/2020	—	131,200	262,400	—	—	—	—

Michael G. Silver	6/25/2020	—	—	—	—	84,677	$1.23	$66,500
	6/25/2020	—	—	—	52,500	—	—	$64,575
	3/2/2020	—	140,000	280,000	—	—	—	—

(1)    Actual cash bonus amounts paid to the NEOs for 2020 were Mr. Bounds: $454,440, Ms. Prochnow: $146,580, Mr. DesAutels: $130,806, and Mr. Silver: $146,580.  The annual incentive bonuses were paid in 2021 but relate to 2020 performance based on performance measures that were determined by the Compensation Committee during 2020.

(2)    Amount represents the restricted stock granted on the noted date and vests in three equal annual installments beginning one year from the date of grant.

(3)    Amounts represent the stock options granted on the noted date. These stock options vest in three equal installments on the first, second and third anniversaries of the date of grant, subject to the Company’s stock price appreciating 15%, 32.5% and 52.5%, respectively, using a 30-day average stock price from the stock price on the date of the grant.

(4)   The amounts reflected in the table above for restricted stock and stock options are reported based upon the grant date fair value computed in accordance FASB ASC Topic 718. See Note 17, “Stock-based Compensation and Other Benefit Plans” to Company’s Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 for additional detail regarding assumptions underlying the value of these equity awards.

(5)   This award will be forfeited in connection with Mr. Bounds’ termination of service on April 30, 2021.

(6)    This award was forfeited in connection with Ms. Prochnow’s retirement on March 31, 2021.

VAALCO ENERGY, INC. 2021 Proxy Statement |    54

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table sets forth specific information with respect to unexercised options and unvested awards for each of our NEOs outstanding as of December 31, 2020.  Except as otherwise noted in the footnotes thereto, all awards reported in the following table vest ratably over a three-year period beginning on the first anniversary of the date of grant.

	Option Awards						Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)		Option expiration date	Number of shares or units or stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(14)
Cary M. Bounds	—	—		—		—	51,163	(1)	90,559	(2)
Cary M. Bounds	—	—		—		—	57,224	(3)	101,286	(2)
Cary M. Bounds	—	—		—		—	210,000	(4)	371,700	(2)
Cary M. Bounds	59,860	—		$1.04	(5)	3/18/2021	—		—
Cary M. Bounds	375,039	—		$1.08	(6)	12/29/2021	—		—
Cary M. Bounds	54,049	108,096	(7)	$2.33	(8)	2/28/2024	—		—
Cary M. Bounds	—	338,710	(7)	$1.23	(9)	6/25/2030	—		—
Cary M. Bounds	179,580	—		$1.04	(10)	3/18/2021	—		—
Cary M. Bounds	467,215	—		$1.20	(11)	4/21/2022	—		—
Cary M. Bounds	594,222	297,112	(7)	$0.86	(12)	2/28/2023	—		—
Cary M. Bounds	108,097	216,193	(7)	$2.33	(13)	2/28/2024	—		—
Elizabeth D. Prochnow	—	—		—		—	7,153	(3)	12,661	(14)
Elizabeth D. Prochnow	—	—		—		—	52,500	(4)	92,925	(14)
Elizabeth D. Prochnow	54,945	—		$1.04	(5)	3/18/2021	—		—
Elizabeth D. Prochnow	68,930	—		$1.00	(15)	4/11/2022	—		—
Elizabeth D. Prochnow	60,022	30,012	(16)	$0.86	(17)	2/28/2023	—		—
Elizabeth D. Prochnow	6,756	13,512	(16)	$2.33	(8)	2/28/2024	—		—
Elizabeth D. Prochnow	—	84,677	(16)	$1.23	(9)	6/25/2030	—		—
Elizabeth D. Prochnow	—	30,012	(16)	$0.86	(12)	2/28/2023	—		—
Elizabeth D. Prochnow	13,512	27,024	(16)	$2.33	(13)	2/28/2024	—		—
David A. DesAutels	—	—		—		—	14,535	(1)	25,727
David A. DesAutels	—	—		—		—	11,069	(3)	19,592
David A. DesAutels	—	—		—		—	41,000	(4)	72,570
David A. DesAutels	52,292	—		$0.93	(18)	11/2/2022	—		—
David A. DesAutels	10,455	20,910		$2.33	(8)	2/28/2024	—		—
David A. DesAutels	—	66,129		$1.23	(9)	6/25/2030	—		—
David A. DesAutels	84,407	84,407		$0.86	(12)	2/28/2023	—		—
David A. DesAutels	20,910	41,820		$2.33	(13)	2/28/2024	—		—
Michael G. Silver	—	—		—		—	15,284	(19)	27,053
Michael G. Silver	—	—		—		—	52,500	(4)	92,925
Michael G. Silver	14,721	29,442		$2.29	(20)	4/1/2024	—		—
Michael G. Silver		84,677		$1.23	(9)	6/25/2030	—		—

(1)    These amounts represent time-vested restricted stock awards granted on February 28, 2018.

(2)     Any unvested shares as of April 30, 2021 will be forfeited in connection with Mr. Bounds’ termination of service on such date.

(3)    These amounts represent time-vested restricted stock awards granted on February 28, 2019.

(4)    These amounts represent time-vested restricted stock awards granted on June 25, 2020.

(5)    Represents the exercise price for stock options awarded on March 18, 2016.

(6)    Represents the exercise price for stock options awarded on December 29, 2016.

(7)    Any unvested options as of April 30, 2021 will be forfeited in connection with Mr. Bounds’ termination of service on such date.

(8)    Represents the exercise price for stock options awarded on February 28, 2019.

(9)    Represents the exercise price for stock options awarded on June 25, 2020. These stock options vest in three equal installments on the first, second and third anniversaries of the date of grant, subject to the Company’s stock price appreciating 15%, 32.5% and 52.5%, respectively, using a 30-day average stock price from the stock price on the date of the grant.

(10)    Represents the exercise price for SARs granted on March 18, 2016.

(11)    Represents the exercise price for SARs granted on April 21, 2017.

(12)    Represents the exercise price for SARs granted on February 28, 2018.

(13)    Represents the exercise price for SARs granted on February 28, 2019.

(14)    Any unvested shares as of March 31, 2021 were forfeited in connection with Ms. Prochnow’s retirement on such date.

(15)    Represents the exercise price for stock options awarded on April 11, 2017.

(16)    Any unvested options as of March 31, 2021 were forfeited in connection with Ms. Prochnow’s retirement on such date.

(17)    Represents the exercise price for stock options awarded on February 28,2018.

(18)    Represents the exercise price for stock options awarded on November 2, 2017.

(19)    These amounts represent time-vested restricted stock awards granted on April 1,2019.

(20)    Represents the exercise price for stock options awarded on April 1, 2019.

VAALCO ENERGY, INC. 2021 Proxy Statement |    55

Option Exercises and Stock Vested During the Fiscal Year Ended December 31, 2020

The following table sets forth specific information with respect to each exercise of stock options and SARs and each vesting of restricted stock during 2020 for each of our NEOs on an aggregated basis.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Cary M. Bounds	—	—	51,163	102,326(1)
	—	—	28,613	57,226(2)
Elizabeth D. Prochnow	—	—	3,577	7,154(3)
	—	54,620(4)	—	—
David A. DesAutels	—	—	13,441	11,036(5)
	—	—	14,535	29,070(6)
	—	—	5,535	11,070(7)
Michael G. Silver	—	—	7,642	7,107(8)

(1)	Mr. Bounds’ value realized on the vesting of restricted stock is the result of 51,163 shares vesting at a price of $2.00 per share.
(2)	Mr. Bounds’ value realized on the vesting of restricted stock is the result of 28,613 shares vesting at a price of $2.00 per share.
(3)	Ms. Prochnow’s value realized on the vesting of restricted stock is the result of 3,577 shares vesting at a price of $2.00 per share.
(4)	Ms. Prochnow’s value realized on the exercise of SARs is the result of 60,022 SARs with a market price of $1.77 per SAR on the date exercised. Ms. Prochnow’s SARs were settled exclusively in cash.
(5)	Mr. DesAutels’ value realized on the vesting of restricted stock is the result of 13,441 shares vesting at a price of $0.82 per share.
(6)	Mr. DesAutels’ value realized on the vesting of restricted stock is the result of 14,535 shares vesting at a price of $2.00 per share.
(7)	Mr. DesAutels’ value realized on the vesting of restricted stock is the result of 5,535 shares vesting at a price of $2.00 per share.
(8)	Mr. Silvers’ value realized on the vesting of restricted stock is the result of 7,642 shares vesting at a price of $0.93 per share.

Pension Benefits Table

We do not provide a pension plan or any other tax-qualified or non-tax-qualified defined benefit plan for our employees.

Nonqualified Deferred Compensation

We do not contribute to any nonqualified deferred compensation benefit plan or program, or under any contract that would provide deferred compensation benefits.

Potential Payments upon Termination or Change in Control

NEO Employment Agreements. We entered into an Amended and Restated Executive Employment Agreement with Cary M. Bounds effective December 29, 2016 (the “Bounds Employment Agreement”), in connection with his appointment as our Chief Executive Officer that date. The initial term of the Bounds Employment Agreement commenced on December 29, 2016 and would extend for successive one-year terms if neither party gave the other party notice of their intention to terminate the Bounds Employment Agreement 60 days prior to the end of the term.

The Bounds Employment Agreement provided Mr. Bounds with certain severance benefits if his employment was terminated due to his death or disability, by us without Cause (as defined in the Bounds Employment Agreement), or by Mr. Bounds for Good Reason (as defined in the Bounds Employment Agreement), including in connection with a Change in Control (as defined in the Bounds Employment Agreement). Specifically, the Employment Agreement provided that, upon a termination of Mr. Bounds’ employment by us without Cause, by Mr. Bounds for Good Reason, or due to Mr. Bounds’ death or disability, Mr. Bounds (or his beneficiaries) would receive, among other benefits, a cash severance payment at least equal to 50% of his annual base salary then in effect plus 50% of the greater of (i) his average annual bonus paid or payable for the preceding two calendar years and (ii) the annual bonus for the calendar year in which the termination occurred (prorated for the portion of

VAALCO ENERGY, INC. 2021 Proxy Statement |    56

the year actually worked). If Mr. Bounds’ employment was terminated by us without Cause, by Mr. Bounds for Good Reason, or due to Mr. Bounds’ death or disability, in each case within one year following a Change in Control, then we would provide Mr. Bounds (or his beneficiaries) with a cash severance payment at least equal to 150% of his annual base salary then in effect plus 150% of the greater of (i) his average annual bonus paid or payable for the preceding two calendar years and (ii) the annual bonus for the calendar year in which the termination occurred (prorated for the portion of the year actually worked).

The Company would also be required to pay for continuing health insurance premiums for Mr. Bounds and his eligible spouse and dependents for a period of one year following the termination and accrued and unpaid base salary, unused vacation days, and reimbursement for previously incurred business expenses.

As discussed above, on  April 9, 2021, we entered into the Separation Agreement with Mr. Bounds, pursuant to which he resigned from his positions as Chief Executive Officer, Chief Operating Officer and a member of the Board and its committees effective April 18, 2021. The Bounds Employment Agreement was terminated in connection with Mr. Bounds’ resignation, although certain surviving confidentiality provisions and restrictive covenants remain in full force and effect. For additional discussion of the Separation Agreement, see “Compensation Discussion and Analysis—Severance and Change in Control Payments.”

Change In Control Agreements. In May 2019, our Board adopted a form of change in control agreement for certain of our executive officers and other associates of the Company. The form was adopted to provide a uniform framework of severance benefits to our key employees and leadership team following a change in control.

Under the change in control agreement, upon the termination of a participant’s employment by the Company without cause or a resignation by the participant for good reason three months prior to a change in control or six months following a change in control, the participant will be entitled to receive:

•	a cash amount equal to one-hundred percent of the participant’s base salary;

•	seventy-five percent of the participant’s target bonus; and

•	continued participation in the Company’s group health plans for the participant and his or her eligible spouse and other dependents for six months.

Any payments under the change in control agreement are subject to the participant’s execution and non-revocation of a general waiver and release of claims against the Company.

All of our NEOs, other than Mr. Bounds, are party to a change in control agreement. The terms of our change in control agreements are identical for such NEOs.

Potential Payments upon Termination of Change in Control Table. The following table sets forth the incremental compensation that would be payable by us to our current NEOs in the event of the NEO’s termination of employment with us under various scenarios, which we refer to as “termination events,” including the NEO’s voluntary resignation, involuntary termination for “cause,” involuntary termination without “cause,” termination by the executive for “good reason,” termination in connection with a “change in control,” termination in the event of “disability,” termination in the event of death, and termination in the event of retirement, where each of these defined terms has the meaning ascribed to it in the respective executive’s employment agreement. In accordance with applicable SEC rules, the following discussion assumes:

•	that the termination event in question occurred on December 31, 2020, the last business day of 2020; and
•	with respect to calculations based on our stock price, we used $1.77, which was the reported closing price of our common stock on December 31, 2020.

The analysis contained in this section does not consider or include payments made to a NEO respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation, in favor of our NEOs and that are available generally to all salaried employees, such as our 401(k) plan. The actual amounts that would be paid upon a NEO’s termination of employment can only be determined at the time of such executive officer’s termination. Due to the number of factors that affect the nature and amount of any compensation or benefits provided upon the termination events, any actual amounts paid or distributed may be

VAALCO ENERGY, INC. 2021 Proxy Statement |    57

higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, our stock price at such time and the named NEO’s age and service.

Mr. Bounds was our only NEO during 2020 with an employment agreement with us. As discussed above, the Bounds Employment Agreement was terminated in connection with Mr. Bounds’ resignation, although certain surviving confidentiality provisions and restrictive covenants remain in full force and effect. The Separation Agreement now governs payments to Mr. Bounds in connection with his termination of service, which differ from the amounts shown in the table below. See “Compensation Discussion and Analysis—Severance and Change in Control Payments” for additional discussion of the Separation Agreement. Our other NEOs are party to the change in control agreements described above. In addition, all of our NEOs are party to equity award agreements relating to options, restricted stock and SARs granted under our incentive plans. These award agreements provide that a NEO is entitled to acceleration of outstanding grants in the event of a termination in connection with a change in control.

The table below indicates the estimated gross taxable compensation payable by us to our NEOs including: cash severance, and accelerated stock option and restricted stock award vesting, upon different termination events. The information assumes, in each case, that the NEO’s termination was effective as of December 31, 2020.

Name of Executive Officer and Type of Compensation	Voluntary Resignation ($)	Involuntary Termination For Cause ($)	Involuntary Termination Without Cause or for Good Reason ($)	Termination in Connection with Change in Control ($)	Termination in the Event of Disability ($)	Termination in the Event of Death ($)	Termination in the Event of Retirement ($)
Cary M. Bounds
Cash Severance	—	—	420,000	1,260,000	420,000	420,000	—
Health Care Premiums	—	—	35,066	35,066	35,066	35,066	—
Accelerated Restricted Stock Vesting	—	—	—	563,545	—	—	—
Accelerated Stock Option Award Vesting	—	—	—	4,952,766	—	—	—
Total	—	—	455,066	6,811,377	455,066	455,066	—
Elizabeth D. Prochnow
Cash Severance	—	—	—	385,000	—	—	—
Health Care Premiums	—	—	—	6,061	—	—	—
Accelerated Restricted Stock Vesting	—	—	—	105,586	—	—	—
Accelerated Stock Option Award Vesting	—	—	—	689,242	—	—	—
Total	—	—	—	1,185,888	—	—	—
David A. DesAutels
Cash Severance	—	—	—	426,400	—	—	—
Health Care Premiums	—	—	—	11,664	—	—	—
Accelerated Restricted Stock Vesting	—	—	—	117,889	—	—	—
Accelerated Stock Option Award Vesting	—	—	—	674,954	—	—	—
Total	—	—	—	1,230,908	—	—	—
Michael G. Silver
Cash Severance	—	—	—	385,000	—	—	—
Health Care Premiums	—	—	—	11,715	—	—	—
Accelerated Restricted Stock Vesting	—	—	—	119,978	—	—	—
Accelerated Stock Option Award Vesting	—	—	—	228,047	—	—	—
Total	—	—	—	744,740	—	—	—

Chief Executive Officer Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of SEC Regulation S-K, we are providing the following information about the relationship between the annual total compensation of our median employee and of our Chief Executive Officer. The pay ratio included in this disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulations S-K. To better understand this disclosure, it is important to emphasize that our compensation programs are designed to reflect local market practices across our operations. We strive to create a competitive compensation program in terms of both the position and the geographic location in which our employees are located. As a result, the Company’s compensation programs vary among local markets to provide for a competitive compensation package and we have used reasonable estimates to calculate our median employee compensation in light of these varying market practices.  In determining the median employee compensation, we excluded certain allowances, such as a cost of living allowance, provided only to our employees in Gabon in order to better reflect our median employee compensation across all our markets. As of December 31, 2020, approximately 78 of the Company’s employees were employed in Gabon and 31 were based out of Houston, Texas.

VAALCO ENERGY, INC. 2021 Proxy Statement |    58

In 2020, the annual total compensation of Mr. Bounds, our former Chief Executive Officer, was $1,405,340, as reported in the Summary Compensation Table. Based on the methodology described below, we determined that the median employee in terms of total 2020 compensation of all Company employees (other than Mr. Bounds) received an estimated $104,623 in annual total compensation for 2020 (using the methodology for determining the compensation of our NEOs as reported in the Summary Compensation Table). Therefore, the estimated ratio of 2020 total compensation of Mr. Bounds to the median employee was approximately 13.43 to 1. The pay ratio provided is a reasonable estimate calculated in a manner consistent with SEC rules.

For the Company’s employees in Gabon, amounts were converted from Central African CFA franc to U.S. dollars using an exchange rate of 575.46 Central African CFA francs to 1.00 U.S. dollar, which was the average exchange rate in 2020.

To determine median employee compensation, we took the following steps:

•	We identified our employee population as of December 31, 2020, which consisted of approximately 109 full-time and part-time employees.
•

With respect to employees other than Mr. Bounds, we used SEC rules to determine total compensation for 2020 for each employee, which consisted of base cash salary for salaried employees and cash compensation paid at the applicable hourly rate for non-salaried employees, bonuses, allowances, the Company’s matching contributions to the employee’s 401(k) account and the fair value of stock-based awards on the date of grant. As described above, we excluded certain allowances in determining the median employee compensation, such as a cost of living allowance provided only to our employees in Gabon, in order to better reflect our median employee compensation across all our markets.  We then identified the median employee based on total compensation.

•

Once we identified our median employee, we than calculated the median employee’s “annual total compensation.” We followed the methodology required under SEC regulations for calculating the total compensation of our NEOs as reported in the Summary Compensation Table. We did not add the value of employer contributions to broad-based employee benefit plans except to the extent such amounts are included in the Summary Compensation Table for our NEOs.

VAALCO ENERGY, INC. 2021 Proxy Statement |    59

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the ownership interest in Company stock as of April 8, 2021, the record date for the 2021 Annual Meeting, for (i) all those known to us to be holders of more than five percent of our outstanding stock; (ii) each director, director nominee and each of our NEOs and (iii) all current directors, director nominees and executive officers as a group. Unless otherwise noted, the mailing address of each person or entity named below is 9800 Richmond Avenue, Suite 700, Houston Texas 77042.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding (1)
Directors, Director Nominees & NEOs
Cary M. Bounds	1,372,869 (2)	2.4%
Andrew L. Fawthrop	478,663 (3)	*
George Maxwell	65,041 (4)	*
Bradley L. Radoff	3,971,041 (5)	6.9%
Cathy Stubbs	65,041 (6)	*
Elizabeth D. Prochnow	203,823 (7)	*
David A. DesAutels	198,709 (8)	*
Michael G. Silver	134,180 (9)	*
Common Stock owned by all current Directors and Executive Officers as a group (10 persons)	6,553,863 (10)	11.2%
5% Stockholders:
Bradley L. Radoff	3,971,041 (11)	6.9%
Renaissance Technologies LLC	3,730,174 (12)	6.5%
Tieton Capital Management, LLC	3,831,582 (13)	6.6%
Vanguard Group Inc.	3,042,538 (14)	5.3%

* Less than 1%

(1)As of April 8, 2021, there were 57,812,285 shares of common stock issued and outstanding.

(2)Includes 889,733 shares directly held by Mr. Bounds and 483,136 shares that may be acquired subject to options exercisable within 60 days.

(3)Includes 262,618 shares directly held by Mr. Fawthrop and 216,045 shares that may be acquired subject to options exercisable within 60 days.

 (4)Includes 65,041 shares directly held by Mr. Maxwell and no shares that may be acquired subject to options exercisable within 60 days.

(5)         Includes 3,971,041 shares directly held by Mr. Radoff or his affiliates and no shares that may be acquired subject to options exercisable within 60 days.

 (6)Includes 65,041 shares directly held by Ms.  Stubbs and no shares that may be acquired subject to options exercisable within 60 days.

(7)Ms. Prochnow retired effective March 31, 2021. As of her last Form 4, she directly owns 31,347 shares and 172,476 shares that may be acquired subject to options exercisable within 60 days.

(8)Includes 198,709 shares directly held by Mr. DesAutels and no shares that may be acquired subject to options exercisable within 60 days.

(9)Includes 104,738 shares directly held by Mr. Silver and 29,442 shares that may be acquired subject to options exercisable within 60 days.

(10)Includes an aggregate of 901,099 shares that may be acquired subject to options exercisable within 60 days.

(11)Amount reported based on information available to the Company and Amendment No. 7 to Schedule 13D filed with the SEC on May 5, 2020 by BLR Partners LP, BLRPart, LP, BLRGP Inc., Fondren Management, LP, FMLP Inc., The Radoff Family Foundation and Bradley L. Radoff, Mr. Radoff has sole voting power and sole dispositive power over all of the shares shown in the table.  Mr. Radoff directly owns 1,415,041 of the shares shown. As the sole stockholder and sole director of each of BLRGP Inc. and Fondren Management, LP and as director of The Radoff Family Foundation, Mr. Radoff may be deemed the beneficial owner of (i) 2,471,000 shares owned by BLR Partners LP and (ii) 85,000 shares owned by The Radoff Family Foundation. The address of Mr. Radoff is 1177 West Loop South, Suite 1625 Houston, Texas 77027.

(12)Amount reported is based on Amendment No. 2 to Schedule 13G  filed with the SEC on February 11, 2021 by Renaissance Technologies LLC and its majority owner Renaissance Technologies Holdings Corporation (together, “Renaissance”). The filing reports that Renaissance is the beneficial owner of 3,730,174 shares and has sole voting power with respect to 3,263,294 shares and sole dispositive power with respect to 3,730,174 shares. The address of Renaissance is 800 Third Avenue, New York, New York 10022.

(13)Amount reported is based on Amendment No. 2 to Schedule 13G filed with the SEC on January 13, 2021 by Tieton Capital Management, LLC (“Tieton”). The filing reports that Tieton has shared voting power and shared dispositive power with respect to 3,831,582 shares. The address of Tieton is 4700 Tieton Drive, Suite C, Yakima, WA 98908.

(14)Amount reported is based on Schedule 13G filed with the SEC on February 10, 2021 by Vanguard Group Inc. on its own behalf and on behalf of certain subsidiaries (“Vanguard”). The filing reports that Vanguard is the beneficial owner of 3,042,530 shares and has shared voting power with respect to 12,102 shares, sole dispositive power with respect to 3,016,230 shares and shared dispositive power with respect to 26,308 shares. The address of Vanguard is P.O. Box 2600, V26, Valley Forge, PA 19482.

VAALCO ENERGY, INC. 2021 Proxy Statement |    60

PROPOSAL NO. 4—APPROVAL OF AN AMENDMENT TO THE 2020 LTIP TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE PURSUANT TO AWARDS UNDER THE 2020 LTIP

Overview

We are seeking stockholder approval of an amendment to the Company’s 2020 Long Term Incentive Plan (the “2020 LTIP”) to increase the number of shares authorized for issuance pursuant to awards under the 2020 LTIP by 3,750,000 shares, for a total number of 9,250,000 shares authorized (the “LTIP Amendment”).

Our Board of Directors adopted the LTIP Amendment on March 3, 2021 upon the recommendation of our Compensation Committee, subject to stockholder approval. Our Board and our Compensation Committee approved the LTIP Amendment because they believe that the number of shares of common stock currently available under the 2020 LTIP is insufficient to meet our future equity compensation needs. The 2020 LTIP provides for the granting of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalent rights, and other awards, which may be granted singly, in combination, or in tandem, and which may be paid in cash or shares of our common stock.  The Board believes it desirable to increase the number of shares available for issuance under the 2020 LTIP in order to (i) continue to promote stockholder value by providing appropriate incentives to key employees and certain other individuals who perform services for our Company and (ii) continue awarding our non-employee directors with stock options, restricted stock and other forms of equity compensation as a means to retain capable directors and attract and recruit qualified new directors in a manner that promotes ownership of a proprietary interest in our Company.

The following table provides information regarding shares available for issuance under the 2020 LTIP:

Shares available for issuance under the LTIP as of June 25, 2020	5,500,000
Shares awarded in 2020	(2,586,788)(1)
Shares awarded in 2021	(1,454,053)(1)
Shares added to LTIP as a result of cancellation, forfeiture or expiration of awards	1,154,752(1)
Shares available for issuance under the LTIP as of April 8, 2021	2,613,911

(1) The aggregate number of shares available for issuance as awards under the 2020 LTIP (i) is reduced by two shares for each share delivered in settlement of awards that are Full Value Awards (as defined below) and by one share for each share delivered in settlement of awards that are not Full Value Awards, and (ii) similarly increased by two shares for each share subject to awards that are Full Value Awards and by one share for each share subject to awards that are not Full Value Awards that are cancelled, forfeited or expire and returned to the 2020 LTIP. A “Full Value Award” is an award with a net benefit to the participant, without regard to certain restrictions that would otherwise apply to the award, equal to the aggregate fair market value of the total shares of common stock subject to the award and may include awards of restricted stock and restricted stock units, but not stock options or stock appreciation rights.

The purpose of the LTIP Amendment is to increase the number of shares of common stock that we may issue pursuant to awards under the 2020 LTIP by 3,750,000 shares.

Based on historical equity grant practices and our expectations regarding our growth, we estimate that if the LTIP Amendment is not approved by our stockholders at the Annual Meeting, the number of shares currently reserved for issuance pursuant to awards under the 2020 LTIP will be insufficient to make more than one Company-wide grant of equity awards to eligible participants. If our stockholders do not approve the LTIP Amendment at the Annual Meeting, the 2020 LTIP will continue in effect in its current form as the framework for our equity incentive compensation program until the shares of common stock reserved for issuance thereunder are exhausted. At that time, we will lose an important compensation tool that is designed to attract, motivate and retain highly qualified talent and more closely align our employees’ interests with our stockholders’ interests.

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If the LTIP Amendment is approved by our stockholders at the Annual Meeting, we intend to file, pursuant to the Securities Act, a registration statement on Form S-8 to register the additional shares available for issuance under the 2020 LTIP, as well as previously issued shares that have been forfeited and returned to the 2020 LTIP.

We believe the LTIP Amendment is essential to the Company’s future success and encourage stockholders to vote in favor of its approval.

Determination of Share Increase

In evaluating the advisability of the LTIP Amendment and determining the size of the proposed increase, the Compensation Committee and the Board of Directors considered a number of factors, including the following:

Importance of Long-Term Equity Incentives. Long-term equity incentives are a significant component of our executive compensation program because they provide flexibility to our compensation methods in order to adapt the compensation of our key employees, key contractors, and outside directors to a changing business environment, after giving due consideration to competitive conditions and the impact of applicable tax laws. Long-term equity incentives also motivate executives to make decisions that focus on creating long-term value for stockholders. As illustrated above under “Executive Compensation—2020 Summary Compensation Table,” equity awards accounted for approximately 37% of our former Chief Executive Officer’s total compensation in 2020 and approximately 21%, on average, of the total compensation for each of our other NEOs in 2020.

Equity incentives are also an important part of our compensation program for non-executive employees. The ability to continue to grant equity compensation is vital to our employee recruitment and retention efforts.

Burn Rate and Dilution Analysis.  We are committed to managing the use of equity incentives prudently and maintaining a balance between the benefits that equity compensation brings to our compensation program and the dilutive effect the awards have on our stockholders. In evaluating the proposed LTIP Amendment, the Compensation Committee and the Board of Directors reviewed various metrics, such as dilution and burn rate, in the context of our historical equity compensation practices as well as the expected impact of the proposed LTIP Amendment. The potential dilution from the proposed share increase is 5.8%, based on the total number of shares of common stock outstanding as of April 8, 2021. We manage dilution by limiting the aggregate number of shares that we grant each year pursuant to awards under the 2020 LTIP, which is commonly referred to as “burn rate.” Burn rate is a measure that is used to show how quickly a company is depleting the shares reserved for issuance under its equity compensation plan. Burn rate is defined as, in a given fiscal year, the number of shares subject to time-based equity granted and performance-based equity awards earned and vested, divided by the weighted average number of shares outstanding.

The following table sets forth our annual dilution, burn rate and overhang in 2020.

2020 Burn Rate and Dilution Calculation
2020 Burn Rate Calculation
Performance Options Granted	644,758	1.1%
Restricted Shares Granted	971,000	1.7%
Weighted-Average Common Shares Outstanding (12/31/2020)	57,594,000
Burn Rate Value for 2020 Equity Awards		2.8%

2020 Potential Dilution
Outstanding Equity Awards
Performance Options	909,076	1.6%
Other Stock Options	1,492,289	2.6%
Restricted Stock	1,458,912	2.5%
Shares Available for Future Issuance (as of April 8, 2021)	2,613,911	4.5%
New Shares for Approval	3,375,000	5.8%
Common Shares Outstanding (Record Date)	57,812,285
Total Potential Dilution		17.0%(1)

VAALCO ENERGY, INC. 2021 Proxy Statement |    62

(1) Total potential dilution presented assumes that future awards are not Full Value Awards and, as such, the number of shares available for awards under the 2020 LTIP will be reduced by one share for each share delivered in settlement of awards. Because the number of shares available for awards under the 2020 LTIP will be reduced by two shares for each share delivered in settlement of awards that are Full Value Awards, total potential dilution would be lower if future awards include Full Value Awards.

Expected Duration.  We estimate that the shares reserved for issuance pursuant to awards under the proposed LTIP Amendment should be sufficient to fund an additional three years (2022 through 2024) of Company-wide grants of equity awards to eligible participants, including our NEOs and non-employee directors, assuming that we continue to grant awards consistent with our historical usage, but noting that future circumstances may require us to change our practices. Expectations regarding future share usage could be impacted by a number of factors, including but not limited to hiring and promotion activity, the future price of our common stock and the rate at which shares are returned to the 2020 LTIP reserve upon forfeiture of awards. While we believe that our underlying assumptions are reasonable, future share usage may differ from current expectations.

Text of the Amendment

The LTIP Amendment increases the maximum number of shares of common stock that we may issue pursuant to awards under the 2020 LTIP by 3,750,000 shares, from 5,500,000 shares to 9,250,000 shares. To reflect such increase, Section 5.1 of the 2020 LTIP would be amended and restated in its entirety as follows:

“5.1    Number Available for Awards.  Subject to adjustment as provided in Articles 11 and 12, the maximum number of shares of Common Stock that may be delivered pursuant to Awards granted under the Plan is nine million two hundred fifty thousand (9,250,000) shares plus any Prior Plan Awards, of which up to one million (1,000,000) shares may be delivered pursuant to Incentive Stock Options.  Shares to be issued may be made available from authorized but unissued Common Stock, Common Stock held by the Company in its treasury, or Common Stock purchased by the Company on the open market or otherwise.  During the term of this Plan, the Company will at all times reserve and keep available the number of shares of Common Stock that shall be sufficient to satisfy the requirements of this Plan.”

New Plan Benefits

All awards to employees, officers, contractors and outside directors under the 2020 LTIP, as amended, will be made at the discretion of the Compensation Committee.  We cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to eligible participants under the 2020 LTIP, as amended, because the grant of awards and the terms of such awards are to be determined in the sole discretion of the Compensation Committee at the time of grant. All of our employees, including the NEOs, are potential recipients of awards under the 2020 LTIP, as amended.

The closing price of a share of our common stock on the NYSE on the record date was $2.29 per share.

Vote Required

Pursuant to NYSE listing rules, the approval of the LTIP Amendment requires the affirmative vote of the majority of votes cast in person or by proxy at the Annual Meeting. For this proposal, abstentions are considered votes “cast” under NYSE rules and will have the same effect as votes cast “against” the proposal. Broker non-votes are not considered votes “cast” and will not be taken into account for purposes of determining the approval of the LTIP Amendment. Accordingly, if you own your shares through a broker, you must give the broker instructions to vote your shares on the proposal to approve the LTIP Amendment. Otherwise, your shares will not be voted.

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Board Recommendation

The Board of Directors unanimously recommends that stockholders vote “FOR” the approval of an amendment to the 2020 LTIP to increase the number of shares reserved for issuance pursuant to awards under the 2020 LTIP.

The proxy holders will vote all duly submitted proxies “FOR” the approval of an amendment to the 2020 LTIP to increase the number of shares reserved for issuance pursuant to awards under the 2020 LTIP unless duly instructed otherwise.

VAALCO ENERGY, INC. 2021 Proxy Statement |    64

OTHER MATTERS

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes of ownership with the SEC. Based solely on a review of copies of the reports filed with the SEC, or written representations from reporting persons that all reportable transactions were reported, we believe that, during the last fiscal year, all filing requirements under Section 16(a) applicable to our officers, directors and 10% stockholders were timely met, except that in the last fiscal year, Mr. Radoff filed one late report relating to one transaction and Ms. Stubbs filed one late report relating to one transaction.

Stockholder Proposals for 2022 Annual Meeting

Stockholders who desire to present proposals at the 2022 Annual Meeting of Stockholders and to have proposals included in our proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must submit their proposals to us at our principal executive offices not later than the close of business on December 24, 2021. If the date of the 2022 Annual Meeting is changed by more than 30 days from the date of the 2021 Annual Meeting, the deadline for submitting proposals is a reasonable time before we begin to print and mail the proxy materials for our 2022 Annual Meeting.

Our bylaws provide that stockholders may nominate persons for election to the Board of Directors or bring any other business before the stockholders (other than matters properly brought under Rule 14a-8) at the 2022 Annual Meeting of Stockholders only by sending to VAALCO’s Corporate Secretary a notice containing the information required by our bylaws no earlier than the close of business on February 3, 2022 and no later than the close of business on March 5, 2022. If we schedule our 2022 Annual Meeting to a date that is more than 30 days before or 60 days after June 3, 2022, then such notice must be given no earlier than the close of business 120 days, and no later than the close of business 90 days, before the rescheduled meeting, unless VAALCO gives notice of the rescheduled Annual Meeting less than 100 days before the rescheduled meeting, in which case the notice must be given within 10 days following the date public notice of the rescheduled meeting is given by VAALCO. The stockholder’s written notice must include information about the proposed nominee, including name, age, business address, number of shares of our common stock beneficially owned, and any other information required in proxy solicitations for the contested election of directors, including employment history, participation as a director of other public or private corporations, and information about any relationship or understanding between the proposing stockholder and the candidate or any other person (naming that person) pursuant to which the nomination is to be made. In addition, the stockholder giving the notice must include the following information: such stockholder’s name, record address, number of shares of our common stock beneficially owned, any short positions held in our securities, other information about his or her ownership of our securities, and a description of all arrangements or understandings between the stockholder and each nominee and any other person (naming such person) pursuant to which each nomination is to be made by the stockholder.

Contact Information

Stockholder proposals or nominations and other requests for information should be sent to:

VAALCO Energy, Inc.

9800 Richmond Avenue, Suite 700

Houston, Texas 77042

Attention: Corporate Secretary

Special Note Regarding Forward-Looking Statements

This Proxy Statement includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this document that address activities, events, plans, expectations, objectives or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements may include statements related to the impact of

VAALCO ENERGY, INC. 2021 Proxy Statement |    65

the COVID-19 pandemic, including the sharp decline in the global demand for and resulting global oversupply of crude oil and the resulting steep decline in oil prices, future levels of drilling and operational activity and associated expectations, the implementation of the Company’s business plans and strategy, future strategic alternatives, future acquisitions, capital expenditures and cash flow generation. These statements are based on assumptions made by VAALCO based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control. These risks include, but are not limited to, crude oil and natural gas price volatility, the impact of production quotas imposed by Gabon in response to production cuts agreed to as a member of OPEC, inflation, general economic conditions, the outbreak of COVID-19, the Company’s success in discovering, developing and producing reserves, production and sales differences due to timing of liftings, decisions by future lenders, the risks associated with liquidity, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign regulatory and operational risks, and regulatory changes.

Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Other Matters

We know of no other business to be transacted, but if any other matters do come before the meeting, the persons named as proxies in the accompanying proxy, or their substitutes, will vote or act with respect to them in accordance with their best judgment.

By Order of the Board of Directors,

Andrew L. Fawthrop
Chair of the Board
Houston, Texas
April 23, 2021

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APPENDIX A—NON-GAAP FINANCIAL MEASURES

Adjusted EBITDAX is a supplemental non-GAAP financial measure used by VAALCO’s management and by external users of the Company’s financial statements, such as industry analysts, lenders, rating agencies, investors and others who follow the industry as an indicator of the Company’s ability to internally fund exploration and development activities and to service or incur additional debt.  Adjusted EBITDAX is a non-GAAP financial measure and as used herein represents net income before discontinued operations, interest income (expense) net, income tax expense, depletion, depreciation and amortization, impairment of proved properties, exploration expense, non-cash and other items including stock compensation expense and commodity derivative loss.

Management uses Adjusted Net Income to evaluate operating and financial performance and believes the measure is useful to investors because it eliminates the impact of certain noncash and/or other items that management does not consider to be indicative of the Company’s performance from period to period.  Management also believes this non-GAAP measure is useful to investors to evaluate and compare the Company’s operating and financial performance across periods, as well as facilitating comparisons to others in the Company’s industry.  Adjusted Net Income represents net income before discontinued operations, net of tax, Unrealized derivative instruments loss, other operating income, net, deferred income tax expense (benefit), and gain on revision of asset retirement obligations.

The non-GAAP measure utilized herein have significant limitations, including that they may not reflect the Company’s cash requirements for capital expenditures, contractual commitments, working capital or debt service. Non-GAAP financial measures should not be considered as a substitute for their corresponding nearest applicable GAAP measure or for net income (loss), operating income (loss), cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.  Non-GAAP measures may exclude some, but not all, items that affect net income (loss) and operating income (loss) and these measures may vary among other companies. Therefore, the Company’s non-GAAP measures may not be comparable to similarly titled measures used by other companies.

The tables below reconcile the most directly comparable GAAP financial measures to Adjusted Net Income and Adjusted EBITDAX:

Reconciliation of Net Income to Adjusted Net Income	Year Ended December 31, 2020
Net loss	$(48,181)
Add back:
Discontinued operations, net of tax	98
Impairment of proved crude oil and natural gas properties	30,625
Unrealized derivative instruments loss	639
Deferred income tax expense	24,159
Other operating income, net	1,669
Gain on revision of asset retirement obligations	—
Adjusted Net Income	$9,009

Reconciliation of Net Income to Adjusted EBITDAX	Year Ended December 31, 2020
Net loss	$(48,181)
Add back:
Impact of discontinued operations	98
Interest income, net	(155)
Income tax expense	27,681
Depreciation, depletion and amortization	9,382
Exploration expense	3,588
Impairment of proved crude oil and natural gas properties	30,625
Non-cash or unusual items:
Stock-based compensation	114
Unrealized derivative instruments loss	639
Other operating expense, net	1,669
Bad debt expense and other	1,165
Adjusted EBITDAX	$26,625

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Investor Address Line 1
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Investor Address Line 3
Investor Address Line 4
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John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) Andrew L. Fawthrop 02) George Maxwell 03) Brad Radoff 04) Cathy Stubbs

02 0000000000

The Board of Directors recommends you vote FOR proposals 2, 3 and 4:

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

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0000509674_1 R1.0.0.177

VAALCO ENERGY, INC. 2021 Proxy Statement |    68

VAALCO ENERGY, INC.
Annual Meeting of Stockholders
June 3, 2021 9:00 AM
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael G. Silver and Jason J. Doornik, or either of them, as proxies, either with the full power of substitution and revocation as to each of them, to represent the undersigned and to vote all shares of Common Stock of VAALCO ENERGY, INC. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, CDT on June 3, 2021 at the Houston Marriott Westchase, 2900 Briarpark Drive, Houston, TX 77042, and any adjournment or postponement thereof, and with discretionary authority to vote on all other matters that may properly come before the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATION AND IN THE DISCRETION OF THE PERSONS NAMED AS PROXIES WITH RESPECT TO OTHER MATTERS WHICH MAY COME BEFORE THE MEETING. TO BE VALID, THIS PROXY MUST BE SIGNED AND DATED.

Continued and to be signed on reverse side

0000509674_2 R1.0.0.177

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